Exhibit 10.2

OPERATING AGREEMENT

OF BR-TBR LAKE BOONE NC VENTURE, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of November, 2015, by and between TRIBRIDGE CO-INVEST 29, LLC, a Georgia limited liability company (the “TriBridge Member”) and BR LAKE BOONE JV MEMBER, LLC, a Delaware limited liability company (the “BR Member”).

BACKGROUND INFORMATION:

A.          BR-TBR Lake Boone NC Venture, LLC (the “Company”) was formed effective as of the 15th day of July, 2015 by the filing of its Certificate of Formation with the Secretary of State of Delaware.

B.          The Company is the sole member of BR-TBR Lake Boone NC Owner, LLC, a Delaware limited liability company (the “Borrower”).

C.          The Borrower shall hold legal title to the Property (as defined below) and shall be the borrower under the Construction Loan (as defined below).

D.          The TriBridge Member and the BR Member desire to enter into this Agreement to reflect the current business arrangement among the Members.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE 1.
DEFINITIONS

In addition to terms defined in the body of this Agreement, the following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Capital Contributions.” With respect to each Member, all additional Capital Contributions made by such Member in excess of their Initial Capital Contribution amounts, excluding Priority Capital Contributions, Shortfall Fundings and Mandatory Cost Overrun Funding Obligations.

“Additional Capital Contribution Priority Return.” Repayment of a Member’s Additional Capital Contributions at a sixteen percent (16.0%) Internal Rate of Return.

“Adjusted Capital Account Deficit.” The deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (a) the deficit shall be decreased by the amounts which the Member is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and (b) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate.” (i) Any officer, director, trustee, partner, manager, employee or holder of fifty-one percent (51%) or more of any class of the voting securities of or equity interest in such Person; or (ii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person. Notwithstanding the foregoing, any entity in which does not meet the above definition but which has an economic interest in the Project and in which any of the Principals have any ownership or management role shall be nevertheless an “Affiliate.”

“Available Cash.” The cash funds of the Company on hand as of a particular time after payment of all current operating expenses of the Company as of such time, less any Reserve(s) as elsewhere determined under this Agreement.

“Bankruptcy.” The filing by a Person of a voluntary petition or otherwise initiating proceedings (a) to have the Person adjudicated insolvent; (b) seeking an order for relief of the Person as debtor under the United States Bankruptcy Code; (c) seeking any composition, reorganization, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Person; or (d) seeking the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Person, or of all or any substantial part of its property, or make any general assignment for the benefit of creditors of the Person.

“BR Co-Tenant” shall have the meaning ascribed in Section 6.07(a).

“BR Co-Tenant Manager” shall have the meaning ascribed in Section 6.07(e)(ii).

“Brown Co-Tenants” shall mean Eldorado, LLC and Coyote Capital, LLC, each an Ohio limited liability company agreement.

“Brown TIC Management Agreement” shall mean that certain TIC Management Agreement to be entered in connection with a Conversion if there is one or more Brown Co-Tenants, which will give the BR Member or its Affiliate (and, but only to the extent any Principal or Affiliate of the TriBridge Member is a guarantor on any then existing Loan Guaranty, the TriBridge Member) certain control rights over the Brown Co-Tenant(s).

“Capital Account.” A capital account maintained in accordance with the rules contained in Treas. Reg. Section 1.704-1(b)(2) as maintained in accordance with applicable rules under the Code and as set forth in Treas. Reg. Section 1-704-1(b)(2)(4) as amended from time to time.

“Capital Contribution.” The total amount of cash and the Gross Asset Value of any property contributed or agreed to be contributed to the Company by each Member pursuant to terms of this Agreement (minus any liabilities that the Company assumes or takes subject to).

2

“Capital Percentage.” The Capital Percentage of each Member is set forth on Exhibit A, except as otherwise adjusted under the Agreement.

“Capital Proceeds” means (a) the net proceeds of a Capital Transaction after (i) payment of all expenses associated with the Capital Transaction, (ii) repayment of all secured and unsecured Company debts as of the date of the Capital Transaction (other than an obligation incurred in order to effect a refinancing (including a Refinancing) which is the applicable Capital Transaction) required to be paid in connection with such Capital Transaction or that the Management Committee determine should be paid in connection with such Capital Transaction, and (iii) such amounts retained as Reserves, and (b) any amounts included in Reserves derived from Capital Contributions and/or Capital Transactions which the Members reasonably determine to distribute; provided that, if after reasonable good faith negotiations the Members cannot agree then the Management Committee shall decide, and provided further, after a Conversion, the BR Member in its sole but reasonable discretion shall determine the distributions from Reserves, if any.

“Capital Transaction” means (i) a transaction pursuant to which the indebtedness secured by the Project is financed or refinanced by the Borrower, including a Refinancing; (ii) a sale or other disposition, condemnation, exchange or casualty not followed by reconstruction, or other disposition, whether by foreclosure or otherwise, of the Project or any part thereof by the Borrower; or (iii) an insurance recovery or any other transaction with respect to the Borrower which, in accordance with generally accepted accounting principles, is considered capital in nature.

“Certificate of Formation.” The certificate of formation of the Company filed with the Delaware Secretary of State as required by the Act, as such certificate of formation may be amended or amended and restated from time to time.

“Code.” The Internal Revenue Code of 1986, as amended from time to time.

“Construction Lender.” The construction lender that makes the Construction Loan to Borrower.

“Construction Loan.” The construction loan obtained by Borrower to redevelop the Project.

“Cost Savings” means the amount by which the total costs of developing and constructing the Project are less than the Total Project Budget.

“Cost-Sharing Agreement.” That certain Agreement Regarding Purchase and Sale Contract & Acquisition Loan Fees and Deposits by and between Affiliates of the Members and dated June 26, 2015, as amended.

“Contribution Agreement” means that certain Contribution Agreement between the Company, as “buyer”, the TriBridge Member, as “seller,” and TBR Lake Boone Owner, LLC ("Current Owner") dated as of October 30, 2015, pursuant to which the Members intend to effectuate the Company’s and the Borrower’s acquisition of the Property for development of the Project. For the avoidance of doubt, all references within this Agreement to the “buyer” or the “seller” of the Property in the context of the Contribution Agreement shall refer to the manner in which such parties are designated as such under the Contribution Agreement, and the parties acknowledge that the transaction that is the subject of the Contribution Agreement is a contribution of property, rather than a purchase and sale.

3

“Co-Tenants” shall mean, as applicable, the BR Co-Tenant, TriBridge Co-Tenant and Brown Co-Tenant(s).

“Debt Service” means, for any period, principal, interest and other required payments (including any required loan rebalancing payments, except to the extent that such loan rebalancing is required by the Lender as a result of a Hard Cost Overrun or Soft Cost Overrun) owing on any Loan of the Company or the Borrower. Debt Service as used in this Agreement shall not mean any principal amounts due under the Loan at maturity or as a result of an acceleration after a default thereunder, or in connection with closing a Refinancing.

“Debt Service Shortfall” means for any period, the amount by which (i) the Company’s share of Debt Service exceeds (ii) the sum of (a) Available Cash for such period and (b) the Company’s share of amounts actually available to be released from Reserves (including Reserves under the Construction Loan, as hereinafter defined, or any subsequent Loan) during such period for payment of Debt Service.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization and other cost recovery deductions allowable with respect to an asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization and other cost recovery deductions for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“Default Action” is as defined in Section 6.06.

“Developer.” TriBridge Residential Development, LLC, a Georgia limited liability company.

“Development Agreement.” That certain Development Agreement between the Borrower and Developer dated as of October 30, 2015, as the same may be amended from time to time.

“Discretionary Changes” means any modifications or changes that the Members agree to make to the Plans or the Project (and any applicable corresponding changes to the Estimated Budget or Total Project Budget) that (i) are not required to complete the construction of the Project as originally contemplated by the Plans and (ii) are not necessitated by design or construction deficiencies in or government-mandated revisions of the Plans or the Project. Discretionary Changes include, for example, upgrades/downgrades of interior or exterior finishes, additional/fewer Project amenities, and increases/decreases in square footage.

4

“Distributions.” The distributions payable (or deemed payable) to a Member.

“Economic Interest.” A Member’s or Economic Interest Owner’s share of one or more of the Company’s Profits, Losses and distributions of the Company’s assets pursuant to this Operating Agreement and the Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

“Economic Interest Owner.” The owner of an Economic Interest who is not a Member.

“Equity Gap Contributions” shall have the meaning ascribed in Section 8.04(f).

“Entity.” Any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

“Estimated Budget”. The estimated budget for full development of the Project annexed hereto as Exhibit C.

“Fiscal Year.” The Company’s fiscal year, which shall be the calendar year.

“Force Majeure Event” shall mean acts of God, war, riots, civil insurrections, hurricanes, tornados, floods, other weather events beyond normal conditions as determined by NOAA, earthquakes, epidemics or plagues, acts or campaigns of terrorism or sabotage, unusually significant interruptions to financial markets or to domestic or international transportation, trade restrictions, delays caused by any governmental or quasi-governmental entity, shortages of materials, natural resources or labor, labor strikes, governmental prohibitions or regulations including unforeseen and unreasonable administrative delays in obtaining building permits.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“GMP Contract” shall have the meaning ascribed in Section 5.12.2.

“Gross Asset Value.” With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as agreed to and set forth in Exhibit A and, otherwise, as determined by the Managers;

5

(b)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) (taking Code Section 7701(g) into account), as determined by agreement of the Managers, as of the following times: (1) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; (3) the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a Member capacity or in anticipation of being a Member; provided, however, that an adjustment pursuant to clauses (1), (2) and (3) shall be made only if the Managers reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (4) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)          The Gross Asset Value of any Company asset distributed to any Member (taking Code Section 7701(g) into account) shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Managers; and

(d)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph (d) to the extent that the Managers reasonably determine that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

(e)          If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) (c) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(f)           In all other cases, Gross Asset Value of any Company asset means the adjusted basis of such asset for federal income tax purposes.

“Hard Costs” means all items under the category heading “Hard Cost” in the Total Project Budget. Notwithstanding the foregoing, in no event shall Permitted Overruns or Debt Service constitute Hard Costs.

“Hard Cost Overrun” means, from time to time, the amount by which the aggregate Hard Costs incurred in connection with the development and construction of the Project as of the date of measurement exceed the portion of the Total Project Budget (i.e. for avoidance of doubt, not the Estimated Budget) allocated to Hard Costs, including any contingency in the Total Project Budget then available and any cost savings achieved within the Total Project Budget (i.e. whether a hard cost or soft cost contingency) permitted by the Lender. Hard Cost Overruns include, without duplication, loan rebalancing payments required by a Lender in connection with the Loan, but only to the extent that such loan rebalancing payments are required by the Lender as a result of an actual Hard Cost Overrun. Hard Cost Overruns also include overruns resulting from Non-Discretionary Changes but not overruns resulting from Discretionary Changes. Notwithstanding the foregoing, in no event shall Permitted Overruns or Hard Cost Overruns constitute Hard Cost Overrun Exceptions.

6

“Hard Cost Overrun Exceptions” shall mean that portion of Hard Costs exceeding one hundred ten percent (110%) of the budgeted Hard Costs for each category (i.e., not aggregated) of lumber, copper, steel, concrete and drywall materials. Hard Cost Overrun Exceptions shall be funded as Additional Capital Contributions by the Members in accordance with their Capital Percentage.

“Initial Capital Contribution.” The initial contribution to the capital of the Company made by a Member pursuant to this Operating Agreement as set forth in Section 8.01.

“Initial Members.” Those persons identified on Exhibit A attached hereto and made a part hereof by this reference, who have executed this Agreement.

“Internal Rate of Return” and “IRR.” As of any date, the internal rate of return on the sum of the applicable Capital Contributions made by a Member (including giving credit for the 3:1 multiplier on the Member's Priority Capital Contributions as may occur under Section 8.04(d)), to such date calculated to be that discount rate (expressed on a per annum basis) which, when compounded annually and applied to such Capital Contributions and the corresponding Distributions with respect thereto, causes the net present value, as of such date, of such Distributions and Capital Contributions to equal zero. For this purpose, Capital Contributions and Distributions shall be assumed to have occurred as of the first of the month nearest the actual date such Capital Contribution or Distribution is made. The formula used to calculate IRR on monthly cash flows shall be: ((1+ IRR Hurdle) ^ (1/12)-1.

“Lender” shall mean any lender that makes a Loan to Borrower.

“Loan” shall mean the Construction Loan or any subsequent mortgage loan obtained by Borrower to refinance the Construction Loan.

“Loan Guaranty” shall have the meaning ascribed in Section 6.05(b).

“Managers.” The BR Member and the TriBridge Member, or any other Person(s) that succeed such Persons in their capacities as Managers.

“Mandatory BR Cost Overrun Funding Obligation” shall have the meaning ascribed in Section 8.04(a).

“Mandatory Cost Overrun Funding Obligation” shall have the meaning ascribed in Section 8.04(a).

“Mandatory TriBridge Cost Overrun Funding Obligation” shall have the meaning ascribed in Section 8.04(a).

7

“Member.” Each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term “Member” as used herein shall include a Manager to the extent he has purchased such Membership Interest in the Company. [If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.] The initial Capital Percentages associated with the Membership Interests of the Members are set forth on Exhibit A attached hereto and incorporated herein by reference.

“Membership Interest.” A Member’s entire interest in the Company including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Act.

“Minimum Gain.” The same meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Net Cash Flow” means, for any period, the total annual cash gross receipts during such period derived from the Project and any and all sources, other than Capital Contributions or as a result of a Capital Transaction during such period, together with any amounts included in Reserves (other than Reserve amounts derived from Capital Contributions or Capital Transactions) or working capital from prior periods which the Managers reasonably determine to distribute, less the (i) Debt Service, (ii) the Operating Expenses paid during such period, and (iii) any increases or replacements in Reserves (other than from Capital Contributions or Net Cash from a Capital Transaction) during such period. For purposes hereof, Net Cash Flow determined at the Borrower level shall be deemed to be the Net Cash Flow for the Company, without any duplication.

“Non-Discretionary Changes” means any modifications or changes that the Members are required to make to the Plans or to the Project or construction deficiencies (other than Discretionary Changes). Non-Discretionary Changes include, for example, changes to the Plans or the constructed portions of the Project to correct design or construction deficiencies or to implement government-mandated revisions, or concealed conditions to the extent not attributable to Force Majeure (other than Discretionary Changes).

“Nonrecourse Deductions.” The same meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

“Operating Agreement.” This Operating Agreement as originally executed and as amended from time to time, also referred to herein as the “Agreement,” from time to time.

“Operating Expenses” for the purposes herein, means the cash expenditures made by the Borrower in connection with owning and operating the Project or otherwise conducting its business.

8

“Permitted Overruns” shall mean cost overruns incurred in connection with the Project arising from any of the following: (a) Force Majeure Events; (b) real estate taxes; (c) insurance premiums; (d) Discretionary Changes; (e) post-Project Completion operating deficits including for regularly scheduled debt service obligations (but excluding principal components except as part of standard monthly debt service payments); (f) Hard Cost Overrun Exceptions; and (g) overruns attributable to interest due under the Construction Loan occurring after issuance of temporary certificate of occupancy for all buildings at the Project.

“Person.” Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Principals” mean Steve Broome, Lee Walker and Robert West.

“Priority Capital Contributions” shall have the meaning ascribed in Section 8.04(d).

“Priority Contribution Priority Return.” Repayment of a Member’s Priority Capital Contributions at a nine and one-half percent (9.5%) Internal Rate of Return.

“Profits or Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable loss or income, respectively, for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss, or reduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)          Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other period;

9

(f)           To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than a complete liquidation of Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)          Any items which are specially allocated pursuant to Article 10 hereof shall not be taken into account in computing Profits or Losses but shall be determined by applying rules analogous to those set forth in paragraphs (a) through (d) of this definition.

If the profit or loss for such Fiscal Year or other period, as adjusted in the manner provided herein, is a positive amount, such amount shall be the Profits for such Fiscal Year or other period; and if negative, such amount shall be the Losses for such Fiscal Year or other period.

“Project” An approximately 245-unit Class A rental apartment complex to be constructed upon the Property.

"Project Completion" or “Completion” shall mean issuance of a final certificate of occupancy for all buildings, a certificate of substantial completion issued by the architect of the Project and an outstanding punchlist with a cost to complete less than $100,000.

"Project Stabilization" shall mean issuance of a final certificate of occupancy for the Project and ninety percent (90%) of the Project's units under arm's length executed leases for at least sixty (60) days.

“Property.” That certain property located in Raleigh, North Carolina which is more particularly described in Exhibit B attached hereto and incorporated herein upon which the Borrower intends to develop the Project.

“Refinancing” shall have the meaning ascribed to Section 6.05(d).

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

“Reserves.” With respect to any fiscal period, funds set aside or amounts allocated to reserves for the Project during such period which shall be maintained in amounts deemed sufficient by the Members as provided under Section 7.07 for working capital, capital expenditures, repairs, replacements and anticipated expenditures for paying taxes, insurance, Debt Service or other costs or expenses incident to the ownership or operation of the Company’s business.

10

“Right of First Refusal” shall mean that certain Right of First Refusal Agreement executed contemporaneously herewith.

“Shortfall Funding” shall have the meaning ascribed in Section 8.04(c).

“Shortfall Funding Priority Return.” Repayment of a Member’s Shortfall Funding at a twenty percent (20.0%) Internal Rate of Return.

“Soft Cost(s)” means all items under the category heading “Soft Cost” in the Total Project Budget. Soft Costs include, without limitation, interest on the Construction Loan until receipt of a temporary certificate of occupancy for all buildings (after which point, any such overrun for interest expense shall be a Permitted Overrun), architectural and engineering fees, legal fees incurred by the Company or Borrower, entitlement and permitting fees and charges. Notwithstanding the foregoing, in no event shall costs relating to Permitted Overruns or Debt Service after Project Completion constitute Soft Costs.

“Soft Cost Overrun” means, from time to time, the amount by which the aggregate Soft Costs incurred in connection with the development and construction of the Project as of the date of measurement exceed the portion of the Total Project Budget (i.e. for avoidance of doubt, not the Estimated Budget) allocated to Soft Costs, including any available contingency in the Total Project Budget (i.e. whether a hard cost or soft cost contingency) any funds in the interest reserve established pursuant to the Construction Loan (if permitted by Lender and any cost savings achieved within the Total Projection Budget. Soft Cost Overruns include, without duplication, loan rebalancing payments required by the Construction Lender in connection with the Construction Loan, but only to the extent that such loan rebalancing payments are required by the Construction Lender as a result of an actual Soft Cost Overrun. Soft Cost Overruns also include overruns resulting from Non-Discretionary Changes but not overruns resulting from Discretionary Changes.

“Total Project Budget.” The Estimated Budget, as updated from time to time hereafter by the mutual consent of all of the Members and, upon the closing of the Construction Loan, the form of project budget approved by the Construction Lender. For the avoidance of doubt, the form of Total Project Budget shall (a) separately demarcate Soft Costs and Hard Costs as defined herein, and the Hard Cost category shall include separate line items at least for lumber, copper, steel, concrete and drywall, and (b) be inclusive of the costs incurred by or on behalf of the Members under the Cost Share Agreement.

“Transferring Member.” A Member or Economic Interest Owner who sells, assigns, pledges, hypothecates or otherwise transfers for consideration or gratuitously all or any portion of its Membership Interest or Economic Interest.

“Treasury Regulations” or “Regulations.” The Federal Income Tax Regulations, including any temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

11

“TriBridge Change of Control” shall be deemed to have occurred if any two or more of the three Principals should cease to be actively involved as decision-making principals in the day to day operations and management of TriBridge Residential, LLC, TriBridge Investments, LLC, TriBridge Residential Property Management Advisors, TriBridge Residential Development, LLC, and the TriBridge Member.

“TriBridge Co-Tenant” shall have the meaning ascribed in Section 6.07(a).

ARTICLE 2.

FORMATION OF COMPANY

2.01	Formation. On July 15, 2015, the Company was formed as a Delaware limited liability company by executing and delivering the Certificate of Formation to the Secretary of State of Delaware in accordance with the provisions of the Act.

2.02	Name. The name of the Company is BR-TBR Lake Boone NC Venture, LLC. The Company may do business under that name and under any other name or names upon which the Members select. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law.

2.03	Principal Place of Business. The principal place of business of the Company is 1575 Northside Drive, Building 100, Suite 200, Atlanta, GA 30318. The Company may locate its places of business at any other place or places as the Managers may from time to time deem advisable.

2.04	Registered Office and Registered Agent. The Company’s initial registered office and the name of its initial registered agent shall be as set forth in the Certificate of Formation. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Act and the applicable rules promulgated thereunder.

2.05	Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue thereafter in perpetuity unless earlier dissolved in accordance with the provisions of this Operating Agreement or the Act.

ARTICLE 3.

BUSINESS OF COMPANY

3.01	Permitted Businesses. The business of the Company shall be:

(a)          To directly, or indirectly through Borrower, acquire, develop, sell, exchange, construct, improve, subdivide, mortgage, lease, maintain, transfer, operate, own as an investment and/or otherwise engage in all general business activities related or incidental to the ownership and development of the Project and any replacement or successor project, either directly or indirectly through ownership of one or more other Entities engaged in the foregoing; and

12

(b)          To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE 4.

NAMES AND ADDRESSES OF INITIAL MEMBERS

          The names and addresses of the Initial Members are set forth on Exhibit A attached hereto and by this reference made a part hereof.

ARTICLE 5.

RIGHTS AND DUTIES OF MANAGERS

5.01	Management. The business and affairs of the Company shall be managed by its Managers. Except for situations in which the approval of the Members is expressly required by this Operating Agreement, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Managers will delegate the day-to-day administration and management of the development and construction of the Project to the Developer pursuant to the terms, conditions and obligations of the Development Agreement. So long as the Project’s property manager is an Affiliate of the TriBridge Member or the TriBridge Member has not been removed as a Manager under Section 5.09, the Managers hereby delegate to the TriBridge Member the responsibility to implement any Operating Budget approved in accordance with the terms of this Operating Agreement.

5.02	Number, Tenure and Qualifications. The Company shall have two (2) Managers, and the BR Member and the TriBridge Member shall serve as the initial Managers. Subject to the foregoing, each Manager shall hold office until its successor shall have been elected and qualified or until his earlier death, resignation, or removal. Subject to the foregoing and Section 5.10, the Managers shall be elected by the affirmative vote of all Members.

5.03	Certain Powers of Managers. Subject to the terms of Sections 5.04 and 7.07 below which Sections shall control and supersede over any conflicting provisions in this Section 5.03, and to the extent the following powers have not been delegated to the Developer under the Development Agreement or the Management Company under the Management Agreement during the term of effectiveness of those agreements, in which case any such powers are reserved exclusively to Developer and/or Management Company, as applicable, either Manager shall have power and authority, on behalf of the Company or in the Company’s capacity as a member of Borrower, as applicable:

(a)          To cause Borrower to acquire the Property and to construct and develop the Project.

13

(b)          To invest any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, or other investments, provided the funds in any such investment vehicle are insured by the Federal Deposit Insurance Corporation (or its successor or replacement).

(c)          To execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; purchase and sale agreements, mortgages or deeds of trust; security agreements; financing statements; deeds, contracts, settlement statements, agreements, affidavits and any other documents providing for the acquisition, mortgage or disposition of the Company’s or Borrower’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary to the business of the Company.

(d)          To purchase liability and other insurance to protect employees, officers, property and business.

(e)          Subject to Section 5.14, to employ accountants, engineers, architects, surveyors, attorneys, managing agents, leasing agents, and other experts to perform services for the Company and to compensate them from Company funds.

(f)           To create offices and designate officers, who need not be Members. Any such persons appointed to be officers of the Company may or may not be employees of the Company, any Member, or any Affiliate thereof. Any officers so appointed shall have such authority and perform such duties as the Managers may, from time to time, expressly delegate to them in writing and the officers so appointed shall serve at the pleasure of the Managers.

(g)          To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business, to the extent such acts are not reserved unto the Members pursuant to Section 7.07 of this Agreement or the Developer pursuant to the Development Agreement.

Unless authorized to do so by this Operating Agreement or by the Managers, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniary for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers or Members to act as an agent of the Company in accordance with the previous sentence.

5.04          Management Committee.

(a)          The Managers and Members hereby establish a management committee (the “Management Committee”) for the Company for the purpose of the Managers considering and undertaking any of the actions authorized pursuant to Section 5.03. The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Manager and Member that appointed him or her (the “Representatives”) as follows: (i) BR Member shall be entitled to designate two (2) Representatives to represent the BR Member as Manager and Member; and (ii) TriBridge Member shall be entitled to designate two (2) Representatives to represent the TriBridge Member as Manager and Member. The initial members of the Management Committee are set forth on Exhibit A.

14

(b)          Each Representative as a member of the Management Committee, subject to this Section 5.04(b), shall hold office until death, resignation or removal at the pleasure of the Manager and/or Member that appointed him or her. If a vacancy occurs on the Management Committee, the Manager with the right to appoint and remove such vacating Representative shall appoint his or her successor. A Manager shall lose its right to have its Representatives vote on any item as of the date on which such Manager ceases to be a Manager, including by means of removal under Section 5.09. If the BR Member transfers all or a portion of its membership interest to a transferee permitted by Section 12.02(a), such transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the BR Member under this Section 5.04 as may be agreed to between the BR Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the BR Member was theretofore entitled to appoint pursuant to this Section 5.04. If the TriBridge Member transfers all or a portion of its membership interest to a transferee permitted pursuant to Section 12.02(b), such permitted transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the TriBridge Member under this Section 5.04 as may be agreed to between the TriBridge Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the TriBridge Member was theretofore entitled to appoint pursuant to this Section 5.04.

(c)          The Management Committee shall meet (which shall only meet if five (5) day prior written notice of the meeting is delivered to the Members) at least once every quarter (unless waived by mutual agreement of the Managers) and as otherwise required. The only Representatives required to constitute a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BR Member and one (1) Representative appointed by TriBridge Member; provided, however, if any Representative fails to attend any meeting and as a result thereof the Company is unable to obtain a quorum, and thereafter such Representative fails to agree to reschedule and attend any such meeting within fifteen (15) days after receipt of written notice that the Company was unable to obtain a quorum (the “Absent Representative”), then a quorum can be obtained without the attendance of a Representative of the Manager or Member who selected the Absent Representative.

(d)          Each of the two (2) Representatives appointed by BR Member shall be entitled to cast two (2) votes on any matter that comes before the Management Committee and each of the Representatives appointed by TriBridge Member shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter (other than matters which are Major Decisions under Section 7.07, or which are reserved to the Developer pursuant to the Development Agreement, or which may be made unilaterally by a Member, but only as expressly set forth in this Agreement) shall require the affirmative vote of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee.

15

(e)          Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 5.04(e) shall constitute presence in person at such meeting.

(f)          Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by Representatives having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted. All consents shall be filed with the minutes of the proceedings of the Management Committee.

5.05	Limitation of Liability. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. Each Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act. No Manager shall be liable to the Company or to any Member for good faith negligence or for honest mistakes of judgment or losses or liabilities due to such good faith mistakes or due to the negligence, dishonesty, unlawful acts or bad faith of any employee, broker or other agent, accountant, attorney, other professional or person employed by the Company provided that such person was selected, engaged, retained and supervised by such Manager with reasonable care. No Manager shall have any liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of such Manager if, prior thereto, such Manager, in good faith, determined that such course of conduct was in, and not opposed to, the best interests of the Company and such course of conduct did not constitute willful misconduct or a material breach of this Agreement or gross negligence. It is the express intention of the parties that the Managers’ standard of care be limited to acting in a manner reasonably believed by them in good faith to be in accordance with their authority under this Agreement, that the Managers’ obligations be limited to those expressly provided in this Agreement, and that any duties of loyalty or care and any and all other fiduciary duties arising at law or in equity, if any, are hereby strictly limited to accord with the provisions of this Section 5.05 and to the performance by the Managers of their express obligations under this Agreement, and any broader duty is hereby waived by the other Members.

5.06	Managers Have No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his or its sole and exclusive function and he or it (or any Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

16

5.07	Bank Accounts. The Management Committee may from time to time open bank accounts, brokerage accounts and other accounts in the name of the Company, and the Managers shall be the sole signatories thereon, unless the Management Committee determines otherwise.

5.08	Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager shall also constitute the resignation of such Manager’s Representatives on the Management Committee. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.09          Removal of Managers. At a meeting called expressly for that purpose, a Manager may be removed, by the affirmative vote of all Members (excluding the Membership Interests of BR Member or its permitted transferee in the event BR Member or its permitted transferee is the subject of such removal vote and excluding the Membership Interests of TriBridge Member or its permitted transferee in the event TriBridge Member or its permitted transferee is the subject of such removal vote), only in the event of any of the following (each a “Removal Event”): (a) a material breach of this Agreement on the part of such Manager or its affiliated Member, which breach shall continue uncured for thirty (30) calendar days after the giving of written notice thereof to such Manager specifying the nature of such breach; provided, however, in the event such breach is incapable of being cured within said thirty (30) calendar days, then a reasonable period of time shall be afforded to effect such cure not to exceed an additional thirty (30) days; (b) a Default Action by a Member (or an Affiliate of such Member) affiliated with such Manager; (c) gross negligence or willful misconduct on the part of such Manager or any of its Affiliates (including any Affiliated developer or property manager); provided, however, with regard to such acts by Affiliates, only to the extent such acts result in a material adverse effect on the Project, Borrower or the Company; or (d) in the case of a Manager designated by TriBridge Member, the termination of the Development Agreement as a result of an event of default by Developer thereunder or the termination of the Management Agreement as a result of a For Cause Termination (as defined herein). The removal of a Manager as a result of a Removal Event shall also constitute the removal of such Manager’s Representatives on the Management Committee. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

17

In addition, if the TriBridge Member’s Manager is removed as Manager pursuant to clause (b) of the preceding paragraph as a result of the occurrence of an event described in one or more of subsection (2) or subsection (3) of the definition of a Default Action and same results in material harm to the Company, Borrower, Property or the Project (such items, if applicable, an “Egregious Act”), then (x) the BR Member shall have the right to cause the Company and the Borrower to terminate the Developer under the Development Agreement and/or to terminate the Management Company under the Management Agreement, in which case TriBridge Member shall forfeit all further rights to develop and manage the Project, including without limitation as provided in Sections 5.12 and 5.15, and (y) if the Egregious Act occurs prior to a Conversion, then the TriBridge Member shall thereafter forfeit its right to (i) the promoted Distributions that would have been otherwise distributable to it under Sections 9.01(e), (f) and/or (g) (in which case any such Distributions after Sections 9.01(d) shall be solely in accordance with the Members’ Capital Percentages), and to (ii) effectuate a Conversion pursuant to Section 6.07.

In any instance where TriBridge Member is removed as Manager and/or the Developer is removed as Developer under the Development Agreement and/or the Management Company is removed as property manager under the Management Agreement, regardless of the cause of such removal, the BR Member shall exercise commercially reasonable efforts to seek to cause the TriBridge Member and/or any Affiliate that executed a guaranty to be prospectively released from any Loan Guaranty; provided, that, if the BR Member is unable to obtain such release despite its commercially reasonable efforts to do so, then, unless the Removal was as a result of an Egregious Act, in which case the BR Member shall have none of the indemnification obligations below with regard to the matters (i.e. the Egregious Act) giving rise to the TriBridge Member's removal as Manager and/or the Developer's removal as Developer under the Development Agreement and/or the Management Company's removal as property manager under the Management Agreement, Bluerock Residential Holdings, L.P. ("BR REIT Indemnitor") shall, and by joining in the execution of this Agreement does hereby agree to, indemnify, defend and hold harmless the TriBridge Member and/or any Affiliate having delivered such Loan Guaranty (each, a “TriBridge Indemnified Party”) with respect to any costs, expenses, damages, fees, losses and other amounts (including, without limitation, attorney's fees and costs) arising for the first time under such Loan Guaranty after the date of any such removal and are not the result of any independent breach by a TriBridge Indemnified Party of the TriBridge Indemnified Parties’ obligations under such Loan Guaranty (such indemnification right to the extent applicable being without prejudice to any other indemnification right available under Section 15 hereof). For the avoidance of doubt, the BR Member’s inability, following the exercise of commercially reasonable efforts, to obtain the prospective release under a Loan Guaranty shall not preclude the BR Member from exercising its Removal and related rights in accordance with the express terms above.

In connection with BR REIT Indemnitor's obligations hereunder, each defense indemnification obligation of BR REIT Indemnitor as set forth in this Agreement shall be subject to the following provisions: the TriBridge Indemnified Party, or the TriBridge Member of behalf of the same, shall notify BR REIT Indemnitor of the applicable claim against the TriBridge Indemnified Party within ten (10) business days after it has received written notice of such claim and shall reasonably cooperate (at BR REIT Indemnitor’s cost) with BR REIT Indemnitor in the defense of such claim, but failure to notify BR REIT Indemnitor within ten (10) business days shall excuse BR REIT Indemnitor from its obligations only to the extent BR REIT Indemnitor is materially prejudiced in its ability to defend the action by such failure. If BR REIT Indemnitor fails to undertake to defend the TriBridge Indemnified Party against a claim within forty five (45) days after the aforesaid delivery of written notice of the claim and thereafter fails to discharge its obligations in a commercially reasonable manner, then the TriBridge Indemnified Party may defend against and settle such claim on commercially reasonable terms, and BR REIT Indemnitor shall be liable for the costs and expenses, including attorneys' fees, actually incurred by a TriBridge Indemnified Party in effecting the defense, as well as for any such settlement. BR REIT Indemnitor will not be obligated for any settlement made without the approval of BR REIT Indemnitor, unless BR REIT Indemnitor has wrongfully refused to take up defense of the related claim upon demand of a TriBridge Indemnified Party after timely notice and opportunity to defend through trial and all appellate levels. Unless a TriBridge Indemnified Party otherwise agrees, BR REIT Indemnitor may not settle a claim against a TriBridge Indemnified Party on terms that (i) provide for a criminal sanction or fine against a TriBridge Indemnified Party, (ii) admit to criminal liability on the part of a TriBridge Indemnified Party or (iii) provide for injunctive relief against a TriBridge Indemnified Party.

18

In addition, to the extent that BR Member or its Affiliate is required to execute a Recourse Guaranty (hereinafter the “BR Guarantor”), in any instance where Bluerock Member is removed as Manager, regardless of the cause of such removal (unless such removal is occasioned by the Bluerock Member removing itself and replacing itself with another entity to serve as Manager), the TriBridge Member shall exercise commercially reasonable efforts to seek to cause the BR Guarantor to be prospectively released from any such Recourse Guaranty; provided, that, if the TriBridge Member is unable to obtain such release despite its commercially reasonable efforts to do so, then, unless the Removal was as a result of an Egregious Act, in which case the TriBridge Member shall have none of the indemnification obligations below with regard to the matters (i.e. the Egregious Act) giving rise to the BR Member's removal as Manager, TriBridge Residential, LLC ("TriBridge Indemnitor") shall, and by joining in the execution of this Agreement does hereby agree to, indemnify, defend and hold harmless the BR Guarantor (the “BR Indemnified Party”) with respect to any costs, expenses, damages, fees, losses and other amounts (including, without limitation, attorney's fees and costs) arising for the first time under such Recourse Guaranty after the date of any such removal and are not the result of any independent breach by the BR Indemnified Party of its obligations under such Recourse Guaranty (such indemnification right to the extent applicable being without prejudice to any other indemnification right available under Section 15 hereof). For the avoidance of doubt, the TriBridge Member’s inability, following the exercise of commercially reasonable efforts, to obtain the prospective release of BR Guarantor under a Recourse Guaranty shall not preclude the TriBridge Member from exercising its Removal and related rights in accordance with the express terms above.

In connection with TriBridge Indemnitor's obligations hereunder, each defense indemnification obligation of TriBridge Indemnitor as set forth in this Agreement shall be subject to the following provisions: the BR Indemnified Party, or the BR Member of behalf of the same, shall notify TriBridge Indemnitor of the applicable claim against the BR Indemnified Party within ten (10) business days after it has received written notice of such claim and shall reasonably cooperate (at TriBridge Indemnitor’s cost) with TriBridge Indemnitor in the defense of such claim, but failure to notify TriBridge Indemnitor within ten (10) business days shall excuse TriBridge Indemnitor from its obligations only to the extent TriBridge Indemnitor is materially prejudiced in its ability to defend the action by such failure. If TriBridge Indemnitor fails to undertake to defend the BR Indemnified Party against a claim within forty five (45) days after the aforesaid delivery of written notice of the claim and thereafter fails to discharge its obligations in a commercially reasonable manner, then the BR Indemnified Party may defend against and settle such claim on commercially reasonable terms, and TriBridge Indemnitor shall be liable for the costs and expenses, including attorneys' fees, actually incurred by the BR Indemnified Party in effecting the defense, as well as for any such settlement. TriBridge Indemnitor will not be obligated for any settlement made without the approval of TriBridge Indemnitor, unless TriBridge Indemnitor has wrongfully refused to take up defense of the related claim upon demand of a TriBridge Indemnified Party after timely notice and opportunity to defend through trial and all appellate levels. Unless a BR Indemnified Party otherwise agrees, TriBridge Indemnitor may not settle a claim against the BR Indemnified Party on terms that (i) provide for a criminal sanction or fine against the BR Indemnified Party, (ii) admit to criminal liability on the part of the BR Indemnified Party or (iii) provide for injunctive relief against the BR Indemnified Party.

19

5.10        Intentionally Omitted

5.11        Intentionally Omitted

5.12        Development and Development Fee.

5.12.1  Development Agreement. The Borrower and Developer shall enter into a commercially reasonable form of Development Agreement, including a Development Fee payable to Developer as described below. Developer will cause the Project to be constructed in accordance with the Plans and the Total Project Budget (including reasonable change orders within the scope of authority provided by Lender) as mutually agreed upon by Developer and BR Member, and subject in all instances to the adequate funding of the Project by Construction Lender and the Borrower. The Developer shall use commercially reasonable efforts to cause the Project’s design professionals to provide certified documentation at Project Completion that the construction has been completed in accordance with the approved Plans.

5.12.2  General Contractor. Developer shall be responsible for selecting an arm’s-length, third-party general contractor reasonably acceptable to BR Member and TriBridge Member; provided, however, that the BR Member and the TriBridge Member agree that Cambridge Swinerton Builders, Inc. is an acceptable general contractor (the “GC”), and arranging a commercially reasonable guaranteed maximum price contract for construction of the Project (the “GMP Contract”) for execution and approval by the Borrower; provided, that, BR Member's and Construction Lender’s approval of the GMP Contract is required, which approval, in the case of the BR Member, shall not be unreasonably withheld, conditioned or delayed.

20

5.12.3  Development Fee. Under and subject to the Development Agreement, Developer will be entitled to earn a Development Fee equal to three percent (3%) of the Total Project Budget (less (i) $5,469,200 representing the cost of Land, (ii) the Development Fee, (iii) the Financing Fee and (iv) the Acquisition Fee). The Development Fee shall compensate Developer for all development management and project management services (including financial reporting) through Project completion as determined under the Construction Loan. To the extent permitted by Construction Lender, the Development Fee shall be paid through construction draws, paid thirty percent (30%) upon closing of the Construction Loan (the "30% Draw"), and with the balance paid in equal monthly installments (subject to the terms of the Development Agreement). Notwithstanding the foregoing, until the closing of the Construction Loan, Developer shall be entitled to take draws of the Development Fee in the following manner:

1.  On a monthly basis, beginning on December 1, 2015, Developer shall be entitled to draw an amount equal to the full Development Fee divided by twenty-four (24) (each a "Pre-Construction Loan Closing Draw").

2.  At such time as the Construction Loan closes, Developer shall be entitled to draw for the 30% Draw less an amount equal to the sum of all Pre-Construction Loan Closing Draws paid to Developer.

3.  From and after the closing of the Construction Loan, the Developer shall be entitled to draw the remaining unpaid portion of the Development Fee in monthly installments over the course of the "Development Period" as contemplated in (and subject to the provisions of) Section 11.1 of the Development Agreement.

5.12.4  Development Information. During the construction process, Developer will provide to Borrower, Company and BR Member copies of all Loan-related and draw-related information, including but not limited to monthly copies of the construction draws, construction draw top sheets with budget-versus-actual information to Borrower, Company and BR Member, plus full physical access to the Project and all documentation in connection with the development and construction of the Project.

5.12.5  Developer Contribution. Without limitation, and for no additional charge, or credit to the TriBridge Member’s Capital Account, TriBridge Member shall cause its Affiliates (including Developer) to contribute, in the manner contemplated under the Contribution Agreement and to the extent applicable solely to the Project, to the Borrower all of their (a) ownership and contract rights in and to the subject lands and/or purchase agreements, (b) rights to any and all design and construction plans for the Project (free and clear of all liabilities), (c) other tangible and intangible rights associated with the Project and (d) other items and rights appurtenant to the development of the Project (collectively, the “Developer Rights”). TriBridge Member confirms that all such Developer Rights are in fact owned or controlled by Developer. Without limitation, the TriBridge Member shall cause any Affiliate (i.e. other than the Developer) who owns or who have rights to any approvals, permits or other development rights relating to the Project to contribute the same to the Borrower, for no additional charge, in the manner contemplated in Section 15.16 of the Contribution Agreement.

21

5.12.6  BR Member’s Owner Representative. The BR Member will be entitled to staff the Project with an owner’s representative throughout the construction period to oversee, supervise and assist the Developer in the administration of the Project as needed by the Developer. The reasonable cost of the owner’s representative, which shall not exceed $50,000, will be capitalized into the Total Project Budget and paid from the construction draws to the extent approved by Lender (or, to the extent not so paid, added to the Capital Account of the BR Member).

5.12.7  Warranties. TriBridge Member shall cause the Developer to use commercially reasonable efforts to cause the GC to warrant to the Borrower and the Company the construction of the Project for twelve (12) months after the final certificate of occupancy is received for the Project such that the GC must promptly correct and repair, at its sole cost and expense, all defects discovered during such period. The Company may assign such warranty and any subcontractor warranties to any third party who purchases the Project from the Borrower during such period on terms and conditions reasonably acceptable to the GC.

5.13        Acquisition Fee. At the Closing of the acquisition of the Property, the TriBridge Member or its designee shall earn an acquisition fee equal to $55,000, which shall be contributed proportionally by the BR Member and TriBridge Member and shall be counted as part of their Initial Capital Contribution.

5.14        Estimated Budget, Total Project Budget and Operating Budget.

5.14.1  Estimated Budget and Total Project Budget. The Members have attached the current agreed form of Estimated Budget to this Agreement as Exhibit C. For the avoidance of doubt, in connection with entering into the Construction Loan if the Lender approves the Estimated Budget, then the Estimated Budget shall automatically become the Total Project Budget. If the Construction Lender does not approve the Estimated Budget, the Members shall amend Exhibit C by attaching a revised Total Project Budget that has been approved by the Construction Lender. Subject to the approval of the Total Project Budget by the Lender, the Members hereby authorize Developer to construct the Project in accordance with the Estimated Budget, with such modifications as may be agreed to by the Members pursuant to Section 7.07.

22

5.14.2  Operating Budget and Capital Budget after Construction. (a) Other than with respect to the construction of the Project, the Borrower shall operate the Project under a business plan and an annual Operating Budget (once approved, the “Approved Operating Budget”) and annual Capital Budget (once approved, the “Approved Capital Budget,” which together with the Approved Operating Budget, are sometimes herein collectively referred to as the “Approved Budgets”) commencing for the 12-month period beginning as of the date of issuance of the first temporary certificate of occupancy for the Project. So long as the TriBridge Member’s Affiliate is serving as the Management Company of the Project under the Management Agreement, the TriBridge Member shall deliver to the Members for approval the initial proposed Operating Budget and Capital Budget sixty (60) days prior to the anticipated date of issuance of the first temporary certificate of occupancy for the Project. The Members shall engage in mutual good faith negotiations to agree upon the initial forms of the Approved Budgets, provided however, if within such 60 days the Members are not able to agree then the Management Committee shall make the determination in its sole but reasonable discretion taking into account the criteria set forth in the final sentence of this paragraph; provided further, if a Conversion has occurred then the BR Member in its sole but reasonable discretion shall make the determination taking into account the criteria set forth in the final sentence of this paragraph. Notwithstanding the preceding sentence, to the extent the Loan Guaranty consists of any Recourse Guaranty, then rather than the Management Committee making a determination in the manner set forth in the immediately preceding sentence, the determination of the initial Approved Budget shall require the unanimous consent of the Members, in their reasonable discretion, taking into account the criteria set forth in the final sentence of this paragraph. Thereafter, so long as the TriBridge Member’s Affiliate is serving as the Management Company of the Project under the Management Agreement, the TriBridge Member shall deliver by October 15th for each following calendar year the proposed Operating and Capital Budgets for such calendar year. If for any reason the proposed budgets are not timely submitted, or if the TriBridge Member’s Affiliate is not serving as the Management Company of the Project under the Management Agreement when they are due, then the proposed budgets shall be submitted by the Management Committee. Any Approved Operating Budget shall include amounts deemed appropriate for all expense line items of the type normally included in the Operating Budget for the Project, taking into account the requirements of all tenant leases and that, in establishing the Approved Budgets, the Members (and, as applicable, the Management Committee and, after a Conversion, the BR Member) shall be obligated to act reasonably and in good faith, taking into account past performance of the Project, leasing trends and competitive properties within the market where the Project is located, the age of the Project and the units at the time such Approved Budgets are established, and such other factors as reasonably prudent owners and managers of multifamily assets substantially similar to the Project would take into account in order to maximize profitability thereof.

(b)         If after adoption of the initial Approved Budgets for the Project any subsequently proposed Operating Budget is not approved by the beginning of the year to which it relates, the Management Company shall operate the Project on the basis of the previous year’s Approved Operating Budget, adjusted by (i) assuming that the revenue from the Project will increase to 103% of the revenues collected in the prior year (annualized for the initial year, if a stub period), (ii) assuming that the Controllable Expenses (defined below) will increase to 103% of the amount of the actual Controllable Expenses incurred in the prior year (annualized for the initial year, if a stub period), and (iii) increasing or decreasing all Uncontrollable Expenses (defined below) by any anticipated or known increases or decreases in such Uncontrollable Expenses. “Uncontrollable Expenses” shall mean the following expenses with respect to the Project: taxes; insurance; utilities; unanticipated material repairs that are essential to preserve or protect the Project; debt service; and costs due to a change in law. “Controllable Expenses” shall mean all expenses, other than Uncontrollable Expenses, with respect to the Project. Notwithstanding the foregoing to the contrary, if, prior to the commencement of a calendar year the parties have not agreed on the Capital Budget, there shall be no changes in budgeted capital expenditures under the prior Approved Capital Budget; provided, however, that any incomplete capital projects shall continue to be funded until completed. Furthermore, no material deviation (Controllable Expenses that would result in an excess of the annual budgeted amount set forth in the Approved Budget in any one accounting category by more than three percent (3%)) as to any Approved Budget approved in accordance with the terms herein shall be permitted without the prior approval of the Management Committee.

23

5.15          Management Company. (a) On or about a date which is sixty (60) days prior to the anticipated date of issuance of the first temporary certificate of occupancy for the Project, the Managers shall cause the Borrower to enter into an industry standard third party form of property management agreement (the “Management Agreement”), in the form attached as Schedule 5.15 hereto and incorporated herein by reference, with TriBridge Residential Property Management Advisors, LLC to serve as initial property manager (“Management Company”) to manage, lease-up and operate the Property pursuant to the Management Agreement. The Management Agreement shall require that Management Company operate the Project in a first class manner, and in accordance with the standards and conditions for the type, style, class, use and location of the Project, consistent with the Project’s Operating Budget and providing for payment of a management fee in an amount not to exceed the greater of (i) $5,000 per month, and (ii) three percent (3%) of annual gross cash revenues, payable monthly commencing when the Company authorizes the Management Company to commence leasing activities at the Project. Subject to a No Cause Termination as provided in subsection (b) below, or a termination under Section 29(b), (c), (d) or (h) of the Management Agreement (a “For Cause Termination”), the Management Agreement shall automatically be renewed annually.

(b) Notwithstanding the foregoing, following the earlier to occur of either Conversion or the date which is two (2) years following Project Completion, the BR Member may cause the Company or the Borrower to terminate the Management Agreement for any reason or no reason at all (a “No Cause Termination”). In the event of a No Cause Termination, the BR Member and TriBridge Member shall then work in a commercially reasonable manner to select a replacement property manager for the Project, which selection shall be subject to the approval of both BR Member and TriBridge Member, such approval not to be unreasonably withheld, conditioned or delayed by either party; further, in the event of any removal of Manager (i.e. either through a For Cause Termination or a No Cause Termination), the BR Member shall exercise commercially reasonable efforts to seek to cause the TriBridge Member and/or any Affiliate that executed a guaranty to be prospectively released from any Loan Guaranty; provided, that, if the BR Member is unable to obtain such release despite its commercially reasonable efforts to do so, then, unless the Removal was as a result of an Egregious Act, in which case the BR Member shall have none of the indemnification obligations below with regard to the matters (i.e. the Egregious Act) giving rise to the TriBridge Member's removal as Manager and/or the Developer's removal as Developer under the Development Agreement and/or the Management Company's removal as property manager under the Management Agreement, then BR REIT Indemnitor shall, and by joining in the execution of this Agreement does hereby agree to, indemnify, defend and hold harmless the TriBridge Member and/or any Affiliate having delivered such Loan Guaranty (each, a “TriBridge Indemnified Party”) with respect to any costs, expenses, damages, fees, losses and other amounts (including, without limitation, attorney's fees and costs) arising for the first time under such Loan Guaranty after the date of any such removal and are not the result of any independent breach by a TriBridge Indemnified Party of the TriBridge Indemnified Parties’ obligations under such Loan Guaranty (such indemnification right to the extent applicable being without prejudice to any other indemnification right available under Section 15 hereof). For the avoidance of doubt, the BR Member’s inability, following the exercise of commercially reasonable efforts, to obtain the prospective release under a Loan Guaranty shall not preclude the BR Member from exercising its Removal and related rights in accordance with the express terms above.

24

In connection with BR REIT Indemnitor's obligations hereunder, each defense indemnification obligation of BR REIT Indemnitor as set forth in this Agreement shall be subject to the following provisions: the TriBridge Indemnified Party, or the TriBridge Member of behalf of the same, shall notify BR REIT Indemnitor of the applicable claim against the TriBridge Indemnified Party within ten (10) business days after it has received written notice of such claim and shall reasonably cooperate (at BR REIT Indemnitor’s cost) with BR REIT Indemnitor in the defense of such claim, but failure to notify BR REIT Indemnitor within ten (10) business days in the defense shall excuse BR REIT Indemnitor from its obligations only to the extent BR REIT Indemnitor is materially prejudiced in its ability to defend the action by such failure. If BR REIT Indemnitor fails to undertake to defend the TriBridge Indemnified Party against a claim within forty five (45) days after the aforesaid delivery of written notice of the claim and thereafter fails to discharge its obligations in a commercially reasonable manner, then the TriBridge Indemnified Party may defend against and settle such claim on commercially reasonable terms, and BR REIT Indemnitor shall be liable for the costs and expenses, including attorneys' fees, actually incurred by a TriBridge Indemnified Party in effecting the defense, as well as for any such settlement. BR REIT Indemnitor will not be obligated for any settlement made without the approval of BR REIT Indemnitor, unless BR REIT Indemnitor has wrongfully refused to take up defense of the related claim upon demand of a TriBridge Indemnified Party after timely notice and opportunity to defend through trial and all appellate levels. Unless a TriBridge Indemnified Party otherwise agrees, BR REIT Indemnitor may not settle a claim against a TriBridge Indemnified Party on terms that (i) provide for a criminal sanction or fine against a TriBridge Indemnified Party, (ii) admit to criminal liability on the part of a TriBridge Indemnified Party or (iii) provide for injunctive relief against a TriBridge Indemnified Party.

(c) If BR Member elects to exercise the No Cause Termination Right, the Right of First Refusal shall terminate as of the effective date of the termination of the Management Agreement.

(d) The BR Member (either as Manager or through its Representatives on the Management Committee) shall act on behalf of the Company and Borrower in regard to enforcement of rights under the Management Agreement with respect to the decision whether to exercise a For Cause Termination.

(e) For purposes of determining the “first year” of the Management Agreement, the first year term shall be deemed to expire on the date which is twelve (12) months following the delivery of all units within the Project by the GC.

25

5.16        Operation in Accordance with REOC/REIT Requirements.

5.16.1  The Members acknowledge that BR Member or one or more of its Affiliates (an “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable BR Member and such BR Affiliate to so qualify; provided, however, notwithstanding anything contained in this Section 5.16 to the contrary, in no event shall the foregoing require any loss of voting or decision rights to the TriBridge Member or result in any adverse effect on the economic rights of the TriBridge Member. Except as disclosed to BR Member, TriBridge Member (a) shall not fund any Capital Contribution with the ‘plan assets’ of any ‘employee benefit plan’ within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any ‘plan’ as defined by Section 4975 of the Internal Revenue Code of 1986, as amended.

5.16.2  Except for the Project, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Members in writing. No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence and not related to the Project.

5.16.3  The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, none of the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

5.16.3.1	Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

5.16.3.2	Leasing, as a lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than fifteen percent (15%) of the total rent provided for under the lease;

26

5.16.3.3	Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (i) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (ii) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

5.16.3.4	Acquiring or holding, directly or indirectly, more than ten percent (10%) of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

5.16.3.5	Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue, or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services, or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Project’s tenants);

27

5.16.3.6	Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property,” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

5.16.3.7	Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

5.16.3.8	Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; provided, that such restriction shall not affect, restrict or be deemed to modify (i) either Member’s right to exercise its buy-sell rights under Section 12.06; (ii) BR Member’s rights pursuant to Section 6.05(d); or (iii) either party's rights pursuant to Section 6.05(e).

5.16.3.9	To the extent of Available Cash and Reserves, failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

5.16.4    Notwithstanding the foregoing provisions of Section 5.16.3, the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 5.16.4. For purposes of this Section 5.16.4, “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 5.16.3 (1) through (9).

28

5.17          FCPA. In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party. Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

ARTICLE 6.

RIGHTS AND OBLIGATIONS OF MEMBERS

6.01	Limitation on Liability. Each Members’ liability shall be limited as set forth in this Operating Agreement, the Act and other applicable law.

6.02	No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company beyond its respective Capital Contributions, except as provided by law or otherwise provided by separate agreement among the Members.

6.03	List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses and Membership Interest and Economic Interest of all Members and any other information required by Section 18-305 of the Act and maintained pursuant to Section 11.02.

6.04	Dissenters’ Rights. No Member shall have appraisal or dissenters’ rights pursuant to Section 18-210 of the Act.

6.05	Financing and Recourse Obligations; Refinancing Right With Respect to Construction Loan; Special Rights to Call for Capital to Avoid or Cure Imminent Loan Defaults.

(a)          BR Member and TriBridge Member will use commercially reasonable efforts to secure a Construction Loan from a Construction Lender, with Borrower serving as the borrower. The final terms of the Construction Loan and the Construction Lender shall be subject to mutual approval by both BR Member and TriBridge Member, such approval not to be unreasonably withheld, conditioned or delayed.

29

(b)          The TriBridge Member and/or an Affiliate of the TriBridge Member acceptable to Construction Lender shall be obligated to provide, or cause its Affiliate to provide (subject to the reasonable requirements of the Construction Lender), any required recourse guaranty or indemnity, including, without limitation, any project completion and repayment guaranties (provided, however, any repayment guaranty shall be subject to Schedule 6.05(f) of this Agreement) (each, a “Recourse Guaranty”) and any “bad boy” non-recourse carveout guaranty and/or any environmental indemnification agreement (each a “Non-Recourse Carveout Guaranty”); provided, however, the terms and conditions of such guaranty or indemnity shall be in a form and content reasonably acceptable to TriBridge Member (each, as the same may be amended or restated from time to time and any subsequent guaranty delivered in connection with any permanent or non-recourse financing subsequent to the Construction Loan, a “Loan Guaranty”). The BR Member, in its sole and absolute discretion may, if it elects to do so, provide or cause one of its Affiliates to provide, a commercially reasonable form of Non-Recourse Carveout Guaranty on terms and conditions satisfactory to BR Member in its sole discretion and in substantially the same form as signed by the TriBridge Member. The BR Member or its Affiliate shall be required to execute a repayment guaranty if and when contemplated in accordance with Schedule 6.05(f) of this Agreement (and under no other circumstances). Except as set forth in the immediate prior sentence, neither the BR Member nor any Affiliate of BR Member shall be required to execute a Recourse Guaranty or Non-Recourse Carveout Guaranty. Notwithstanding the foregoing, should the Members select a Recourse Construction Loan (as defined in Schedule 6.05(f) below), then the respective rights and obligations of the parties shall be as set forth in Schedule 6.05(f) to this Agreement.

(c)          To the extent TriBridge Member does not use a mortgage broker to originate the Construction Loan (i.e., no commission or fee is due to a third party broker at or in connection with the closing or procurement of the Construction Loan), but rather procures the Construction Loan on its own accord, TriBridge Member shall earn a debt procurement fee equal to the lesser of (i) $125,000 and (ii) the product of 50 basis points (0.5%) and the principal amount of the Construction Loan (the “Financing Fee”). The Financing Fee shall be payable by the Company, and the BR Member shall contribute the required equity to fund the same, which shall be counted as part of the BR Member's Initial Capital Contribution.

(d)          Notwithstanding the Major Decisions provisions of this Agreement, prior to Conversion, subject to subsections (i)-(iii) below, BR Member shall have the unilateral right to cause Borrower to refinance the Construction Loan (a “Refinancing”); provided, that:

(i)(A) prior to closing the Refinancing the BR Member must provide the terms of such proposed Refinancing to the TriBridge Member (including without limitation a copy of a fully negotiated term sheet or similar evidence of the terms of the proposed Refinancing), and (B) the TriBridge Member shall have ten (10) days from the date it receives the terms of such new proposed Refinancing from the BR Member to approve the Refinancing, such approval not to be unreasonably withheld, conditioned or delayed (for avoidance of doubt, the BR Member shall not have the right to cause the Refinancing if the TriBridge Member has not unreasonably withheld, delayed or conditioned its approval of the Refinancing);

30

(ii) in connection with the closing of the Refinancing, the BR Member shall cause the Construction Loan to be paid off in full. The TriBridge Member and its Affiliates shall not be required to execute any new loan guaranties except, if required by the Refinancing, a commercially reasonable form of Non-Recourse Carveout Guaranty that is substantially similar to any Non-Recourse Carveout Guaranty that BR Member or one of its Affiliates enters into in connection with the Refinancing; and

(iii) the Refinancing shall be in an amount equal to the sum of:

(A) the amount required to fully repay the Construction Loan and any outstanding construction-related trade debt;

(B) (1) if there is no Conversion in connection with the Refinancing, all items under subsections (a) and (b) of Section 9.01, or (2) if there is a Conversion in connection with the Refinancing, all items under subsections (a) and (b) of Section 9.02;

(C)(1) if there is no Conversion in connection with the Refinancing, a nine and one-half percent (9.5%) annualized return on (but not of) the Members’ Initial Capital Contribution (pari passu based on their respective Initial Capital Contributions), or (2) if there is a Conversion in connection with the Refinancing, a nine and one-half percent (9.5%) annualized return on (but not of) the Co-Tenants’ Initial Capital Contribution (based on the 75/25 split described in subsection (c) of Section 9.02), and

(D) the amount to repay any funded Mandatory Cost Overrun Funding Obligation.

The sum of clauses (A), (B), (C) and (D) are, collectively, the “Minimum Refinancing Amount”.

(e) Notwithstanding anything contained in this Agreement to the contrary, at any time and from time to time, either Member may unilaterally make a call for Additional Capital Contributions to fund on a timely basis any Debt Service Shortfall or any other payment that if unpaid would constitute an imminent (i.e., actual or probable within three (3) months) payment default under the Construction Loan or any subsequent Loan, and if the other Member fails or refuses to timely contribute its proportional share of such Additional Capital Contribution such that a resulting default would occur thereunder, then (i) the provisions of Section 8.04(c) shall apply with regard to each Member’s obligation to fund its share of the capital call and the consequences of failing to do so; provided, however, (ii) to the extent that the capital call is to (A) pay for a balloon payment due in connection with a default thereunder or upon maturity of the Construction Loan or any subsequent Loan or (B) fund principal paydown in connection with a restructuring or to fund “gap equity” that may be required in order for the Borrower to qualify for or close a new Loan to pay off the Construction Loan or any subsequent Loan if it were to fall in default (i.e., the Equity Gap funding obligations to refinance the Construction Loan with a Loan are governed by Section 8.04(f) but do not apply with respect to any restructurings of any Loan undertaken in connection with the Refinancing or subsequent refinancing of it), then with respect to any matter under subsection (ii), only the provisions of subsections (iii) and (iv) below shall apply (not Section 8.04).

31

(iii)         If subsection (e)(ii) has been triggered (i.e., a payment in the nature of principal is required to prevent or cure a default under the Construction Loan or any subsequent Loan), neither party shall be obligated under this Agreement to fund its share of the called capital. Rather, the parties shall instead undertake good faith negotiations to arrive at a commercially reasonable solution but if they are unable to do so within fourteen (14) days, then, except as provided in subsection (iv) below, either party may engage the Lender in negotiations on behalf of the Borrower to address the default. If despite good faith efforts no commercially reasonable and mutually satisfactory resolution has been reached within thirty (30) days, then either party may cause the Borrower to sell the Project (in which case they shall jointly control the sale process) or exercise the buy-sell contained in Section 12.06 below (notwithstanding the “lockout” period therein).

(iv)         Notwithstanding the provisions of subsection (iii) above, if the reason for the default was due to the actions solely of one Member or its Affiliates, unless such action is attributable to Force Majeure, in which event the foregoing shall not apply (and the other Member and its Affiliates are not otherwise in default under this Agreement or responsible for the default under any Loan Guaranty), then subsection (iii) above shall not apply and the other Member shall have the right, notwithstanding any other provision in this Agreement, to (1) control the negotiations with the Lender to restructure and/or modify the Construction Loan or any subsequent Loan on commercially reasonable terms, (2) obtain commercially reasonable supplemental loans secured by assets of the Borrower to cure the default, (3) seek to refinance the Construction Loan or any subsequent Loan on commercially reasonable terms, (4) cause the Borrower to sell the Project (and it shall control the sale process), or (5) exercise the buy-sell contained in Section 12.06 below (notwithstanding the “lockout” period therein).

(f)          In connection with the Construction Loan to be obtained by the BR Member and the TriBridge Member pursuant to Section 6.05(a) of this Agreement, the Members have agreed to make certain adjustments, as more particularly set forth in Schedule 6.05(f), to the way in which distributions of Net Cash Flow and Capital Proceeds are to be made, and to the Conversion Split (as defined in Section 6.07 below), in the event the Construction Loan is a Recourse Construction Loan.

32

6.06	Default. If any Member or its Affiliate commits any Default Action (as defined below), then, provided the other Member and/or its Affiliate is not in material breach or default hereunder and has not otherwise committed a Default Action, in addition to any other legal or equitable remedy available to the non-breaching Member (or pursuant to the terms of this Agreement, including under Section 5.09), the non-breaching Member shall be entitled to recover its actual damages, including reasonable attorney’s fees (but specifically excluding special, consequential, punitive or exemplary damages) sustained by the non-breaching Member as a result of such Default Action. The following actions are collectively referred to as “Default Actions”: (1) Bankruptcy of a Member; (2) fraud, willful misconduct or gross negligence on the part of a Member or its Affiliates in connection with the business or affairs of the Company or Borrower; (3) willful misappropriation of Company or Borrower funds; (4) material breach or violation of this Agreement (but expressly excluding a Member’s failure to make an Additional Capital Contribution); (5) the transfer of a Membership Interest (or, in the case of the TriBridge Member, the occurrence of a TriBridge Change of Control) in violation of this Agreement; (6) any action or omission that, to the extent caused solely by a Member’s (or its Affiliate’s) actions or omissions, results in Lender asserting liability under a Non-Recourse Carveout Guaranty (but expressly excluding therefrom, any liquidity based Non-Recourse Carveout Guaranty provision); (7) withdrawal of a Member in violation of this Agreement; (8) solely with respect to the TriBridge Member, the Bankruptcy of any Affiliate of the TriBridge Member that triggers a default under the terms of the Construction Loan or any subsequent Loan or any Loan Guaranty; and (9) solely with respect to the BR Member, the Bankruptcy of Bluerock Residential Growth REIT, Inc. following the date that it first acquires a direct or indirect common interest in the Company or the Project; provided, that, the non-defaulting Member shall provide notice to the defaulting Member of the occurrence of any Default Action under clauses (1), (4), (5), (6), (7), (8) or (9) and the defaulting Member shall have thirty (30) days from the receipt of such notice to cure such Default Action; provided, however, that if more than thirty (30) days is reasonably required to cure such Default Action and if the defaulting Member has commenced to cure within the original thirty (30) day cure period and diligently continues to cure such default, then the defaulting Member shall receive such additional time as is reasonably necessary to cure the Default Action (not to exceed an additional thirty (30) days). For any Default Action under clause (3) caused by an employee of the Member or its Affiliate, no Default Action shall be deemed to exist if the Member (a) terminates the employment of said employee; and (b) restores the misappropriated funds immediately (i.e. within five (5) business days notice of the same)

33

6.07	Conversion of Project Ownership.

(a)	Not earlier than the first to occur of: (i) a sale of the Project, (ii) a Refinancing or (iii) Project Completion, nor later than the date which is two years after Project Completion, TriBridge Member may elect to cause the Company to initiate the tenancy in common-related adjustments and processes set forth in this Section 6.07 (the "Conversion") by sending written notice to BR Member stating TriBridge Member’s intention to effect the Conversion (the “Notice”). Once triggered by a Notice given by TriBridge Member, the Members shall each promptly obtain two brokers’ opinions of value with respect to the Project (each, a “BOV”), and the average of such BOVs (using the stabilized valuation for the Project assuming a ninety-five percent (95%) occupancy rather than an "as-is" or existing valuation) shall constitute the Project’s “Determined Value.” However, in the event that the BOVs differ by more than five percent (5%), BR Member and TriBridge Member shall cooperate in good faith to obtain an appraisal of the Project, using the same stabilized value methodology described above, from a duly licensed national firm with at least ten (10) years of appraisal experience in multi-family properties in the region where the Project is located, which appraisal shall be obtained as soon as possible, and the valuation established in that appraisal shall thereafter constitute the Determined Value. Within thirty (30) days of the Notice, and so long as the Determined Value is sufficient under the provisions set forth in this paragraph below, the Company shall, at TriBridge Member’s sole cost and expense, cause the conversion of the equity ownership interests in the Company into tenancy in common interests in the Project, through necessary transactions (and to the extent applicable, subject to Schedule 6.05(f)), including (i) redemption of TriBridge Member’s membership interests in the Company and causing the Borrower, in consideration therefor, to convey a twenty-five percent (25%) tenant in common ownership interest to a newly formed entity wholly-owned by TriBridge Member (the “TriBridge Co-Tenant”), and (ii) causing the Borrower (at that point wholly owned and controlled by BR Member through the Company, the “BR Co-Tenant”) to enter into with the TriBridge Co-Tenant a commercially reasonable form of Tenant in Common Agreement (“TIC Agreement”), to result in (iii) the TriBridge Co-Tenant and the BR Co-Tenant owning, respectively, twenty-five percent (25%) and seventy-five percent (75%) tenant in common interests in the Project (the “Conversion Split”). In order to effectuate a Conversion, the Determined Value of the Project as of the date of Conversion must be sufficient such that, if the Project were hypothetically liquidated at the Determined Value, a seventy-five percent (75%) share of the distributions if allocated to the BR Member would at least fully satisfy its share of distributions under subsections (a), (b) and (c) of Section 9.01 if made at the same percentage (i.e., if a seventy-five percent (75%) pro rata share of the distributions were applied through the waterfall in Section 9.01, the BR Member under Section 9.01 would have received a full IRR on all of its Priority Capital Contributions, Shortfall Fundings, Additional Capital Contributions and Initial Capital Contributions) (a “Conversion Hurdle Return”). In all instances the Determined Value, for purposes of running projected distributions through Section 9.01, shall be reduced by one and one-half percent (1.5%) to account for deemed transaction costs.

(b)	In the event of a Refinancing prior to a Conversion, TriBridge Member may elect to effect the Conversion as set forth in Section 6.07(a) if (i) based on the Refinancing lender’s appraisal of the Project supporting the Refinancing the Conversion Hurdle Return would be met based on a hypothetical sale at that price (less one and one-half percent (1.5%) for deemed transaction costs) and (ii) the Refinancing lender approves the tenancy in common structure agreed to by TriBridge Member and BR Member. If the Conversion is effectuated in connection with a Refinancing, any distributions of Refinancing loan proceeds following the payoff of the Construction Loan shall be distributed in accordance with Section 9.02. TriBridge Member shall solely bear the costs and expenses associated with the Conversion. If the Refinancing lender’s appraised value is not sufficient to meet the Conversion Hurdle Return or if the Refinancing lender disapproves of the tenancy in common structure, the Refinancing may proceed in accordance with Section 6.05(d).

(c)	In connection with any sale or other disposition of the Project prior to a Conversion (a “Disposition”), if the net proceeds would be at least sufficient to allow BR Member to realize the Conversion Hurdle Return upon such Disposition, then TriBridge Member may elect to effectuate a Conversion as set forth in Section 6.07(a). If the Conversion is effectuated in connection with a Disposition, the Conversion Split shall apply for all distributions and all customary closing costs, but TriBridge Member shall solely bear the costs and expenses associated with the Conversion.

34

(d)	In lieu of Conversion, or at any time after TriBridge Member has been removed as Management Company for any reason other than a For Cause Termination, the parties agree to discuss in good faith the possibility of permitting, at TriBridge Member’s election, the redemption of TriBridge from the Company in exchange for common units of limited partnership interest in Bluerock Residential Holdings, L.P. equal to the extrapolated value of TriBridge Co-Tenant’s interest in the Project based on the Determined Value.

(e)	In connection with any Conversion pursuant to this Section 6.07:

i.	Although the intention of effectuating a Conversion is to divide the Project as a tenancy in common where BR Co-Tenant owns a seventy-five percent (75%) tenant in common interest in the Project and TriBridge Co-Tenant owns a twenty-five percent (25%) tenant in common interest in the Project, the Members acknowledge that the Brown Co-Tenants may own a separate interest in the Project following Conversion, which will reduce TriBridge Co-Tenant’s TIC Interest commensurately, and as such will be permitted by the Members if it does not adversely affect the economics under Section 6.07(a), (b) or (c) and does not adversely affect the Company’s or Borrower’s ability to close a Refinancing.

ii.	Any TriBridge Co-Tenant shall be managed by a newly formed entity comprised of BR Member or its Affiliate (the "BR Co-Tenant Manager”), which shall afford the Bluerock Co-Tenant Manager the right to make decisions on behalf of the TriBridge Co-Tenant to the extent that BR Member would have decision making authority within the Company absent the Conversion (for avoidance of doubt, after the Conversion, none of TriBridge Member and/or TriBridge Co-Tenants shall have any rights under Sections 7.07 or 12.06, or in connection with the TIC Agreement or any Brown TIC Management Agreement); provided, however, TriBridge Member shall retain the right to determine whether the TriBridge Co-Tenant wishes to consummate a tax-deferred exchange under Section 1031 of the Internal Revenue Code following any Disposition of the Project; and the BR Co-Tenant Manager shall be automatically removed from the TriBridge Co-Tenant upon any such Disposition. BR Co-Tenant Manager shall be fully indemnified and held harmless by TriBridge Co-Tenant for any losses or damages incurred by BR Co-Tenant Manager arising from its role as manager of TriBridge Co-Tenant, except for such losses or damages arising from its own fraud, bad faith or gross negligence resulting in material adverse harm to the TriBridge Co-Tenant or its members.

iii.	Any rights and all obligations of any of the Brown Co-Tenants shall be subject to a form of tenancy in common management agreement which vests in favor of the BR Member (or an Affiliate thereof) the ability to fully “control” the Project (notwithstanding any TIC Agreement), which control may manifest through the creation of a manager entity, wholly owned by the Company, which shall be appointed a manager of the Brown-Co-Tenants for the duration of time that the Brown Co-Tenants own the Project, for purposes of exerting such control. If the parties (including the Brown Co-Tenants) are unable to mutually agree upon a form of tenancy in common management agreement, then, notwithstanding any contrary provision of this Agreement, the Conversion may not occur.

35

ARTICLE 7.

MEETINGS OF MEMBERS

7.01	Meetings. Meetings of the Members, for any purpose or purposes, may be called by the Managers or any Member.

7.02	Place of Meetings. The Persons calling any meeting may designate any place in Atlanta, Georgia as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of Georgia.

7.03	Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) nor more than five (5) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Notice provided in accordance with this Section shall be effective notwithstanding anything in the Act to the contrary.

7.04	Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Georgia, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

7.05	Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which such distribution is made, as the case may be, shall be the record date for such determination of Members unless the Managers shall otherwise specify another record date. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.06	Quorum. All of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members.

7.07	Manner of Acting. The affirmative vote of the TriBridge Member and the BR Member shall be required to approve these actions in their reasonable discretion (each, a “Major Decision”):

36

(a)          do any act (x) in contravention of the Company’s Certificate of Formation or this Operating Agreement or the Borrower’s organizational documents, the Act or any other law, rule, regulation or requirement of any governmental authority or agency, or (y) to amend the Company’s Certificate of Formation, Operating Agreement or the Borrower’s organizational documents;

(b)          do any act not specifically authorized herein which would make it impossible or impractical to own the Project or to otherwise carry on the ordinary business of the Company or the Borrower;

(c)          possess any property of the Company or assign the rights of the Company in any specific property of the Company for other than a Company purpose;

(d)          change or reorganize the Company or Borrower into any other legal form or to cause any merger of the Company or Borrower with another entity;

(e)          commence, or respond to, or settle any litigation involving the Company, the Borrower or the Project in amounts in excess of $25,000;

(f)           consent to, authorize or effect the commencement of proceeding for a Company or Borrower Bankruptcy;

(g)          permit or cause the Company or the Borrower to purchase or invest in real property other than acquiring the Property in accordance with the Contribution Agreement. With respect to the Property, the Members agree that notwithstanding anything herein to the contrary the Management Committee shall have the sole right on behalf of the Company to cause the Company and Borrower to close under the Contribution Agreement and/or to enforce the Company’s and Borrower’s remedies thereunder if either the TriBridge Member or Current Owner fails or refuses to close thereunder or if the conditions precedent to the Company’s and Borrower’s obligation to close set forth therein (collectively, the “Closing Conditions”) are not timely satisfied; provided however, it shall be a Major Decision to determine on behalf of Borrower and the Company not to close on the Property under the Contribution Agreement if all Closing Conditions have been satisfied and the TriBridge Member and Current Owner are otherwise ready, willing and able to do so thereunder. The terms of the Cost Sharing Agreement shall be applicable in the event of any termination of the Contribution Agreement.

(h)          make loans using funds of the Company or Borrower;

(i)           except as expressly provided in Section 12.02, the admission of additional Members to the Company or to Borrower;

(j)           enter into or cause the Borrower to enter into any transaction with a Member and/or any Affiliate thereof, except as expressly authorized herein;

(k)          in the event of a fire, other casualty or partial condemnation of the Project, a determination whether to construct or reconstruct improvements located in the Project, where such construction or reconstruction would cost in excess of One Hundred Thousand Dollars ($100,000) and is not required under the terms and provisions of any Loan or lease affecting the damaged or condemned portion of the Project in question;

37

(l)           make any expenditure or incur any obligation that varies from the Total Project Budget or Operating Budget, as applicable (except as otherwise set forth in clauses (p), (q) and (r) below));

(m)         take any action which would cause a default under the Construction Loan or any subsequent Loan or that would otherwise reasonably be expected to expose the TriBridge Member, BR Member or any Affiliate thereof to liability under any Loan Guaranty;

(n)          approve any Operating Budget or make any modifications thereto (except as otherwise set forth in clauses (p), (q) and (r) below);

(o)          changes to the Company’s or Borrower’s business plan, leasing strategy, rental rates (subject to approved use of daily pricing software), etc.;

(p)          create or incur any debt or enter into any one or more agreements or contractual commitments, on behalf of the Project exceeding in the aggregate for any one year, $50,000 (other than such items which are a part of an Approved Budget or as set out in clauses (q) and (r) below). For avoidance of doubt, this Section shall not apply to Refinancings or matters arising under Section 6.05(e)(iii) or (iv), or the entering into of subcontractor agreements governed in the manner set forth in clauses (q) and (r) below).

(q)          any revisions, modifications to, or deviations from the Estimated Budget and/or the Total Project Budget; provided, however, TriBridge Member will have the right, without BR Member’s consent, to deviate from the Total Project Budget up to $350,000.00 in the aggregate with respect to changes to the Plans (as defined in clause (r) below) that are not Material Changes (as defined in clause (r) below);

(r)           any material modification or further material development of the preliminary drawings for the Project, or the final bid set of construction drawings and specifications (collectively, such approved plans, drawings and specifications, the “Plans”), and any Material Changes (defined below) to the final Plans. “Material Change” to the final Plans will mean any individual change to the Plans which results in the Company or Borrower incurring costs in excess of $75,000 per occurrence (up to $350,000.00 in the aggregate). The TriBridge Member shall have the right to make changes to the Plans which are not Material Changes without the consent of the BR Member. Should TriBridge Member present any Material Change to BR Member for approval as required hereunder, BR Member shall either approve or disapprove such Material Change to the Plans within ten (10) business days of the receipt of all information requested by BR Member in connection with such request for approval. Any disapproval by BR Member will include a statement of BR Member’s reasons for such disapproval. If BR Member fails to respond within such ten (10) business day period, such request will be deemed approved;

38

(s)          select the general contractor or any co-developer for the Project, the Members agreeing to approve Cambridge Swinerton Builders, Inc. as the general contractor of the Project;

(t)           approve the GMP Contract for the completion of the Project and any other material agreement related thereto; provided, that, for avoidance of doubt, BR Member’s approval will not be required with respect to the selection of subcontractors or the subcontracts entered into with such subcontractors as long as such subcontracts are in compliance with the Total Project Budget;

(u)          except in connection with a Refinancing (governed by Section 6.05(d)), or an exercise of rights under Section 6.05(e)(iii) or (iv), any sale of the Project, refinancing or restructuring of a Loan or any other capital transaction involving the Project or the Company;

(v)          determination of Reserves; and

(w)         except as set forth in Section 6.05(e) or Section 8.04, issuing any capital call.

7.08	Major Decisions From and After Conversion. Notwithstanding Section 7.07, from and after a Conversion, BR Member shall have the right to make all Major Decisions without the approval or consent of TriBridge Member and the buy/sell provisions set forth in Section 12.06 shall cease to be effective and enforceable; provided, however, notwithstanding the foregoing, the rights of the TriBridge Member pursuant to Section 6.05(e) shall not, by virtue of this Section 7.08, be affected following a Conversion.

7.09	Enforcement of Rights under Development Agreement and Management Agreement. Notwithstanding any other provision of this Agreement, including without limitation Section 7.07, BR Member shall have the sole right to act on behalf of the Company or Borrower (either as Manager or through the Management Committee) with respect to the enforcement of rights by the Company or Borrower under the Development Agreement and Management Agreement.

7.010	Proxies. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such written proxy shall be delivered to the Company.

7.011	Action by Members Without a Meeting. Action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all of the Members. Action take under this Section is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.012	Waiver of Notice. Pursuant to Section 18-302(c) of the Act, when any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

39

7.013	Meeting by Telephone; Action by Consent. Pursuant to Section 18-302(d) of the Act, Members may also meet by conference telephone call if all Members can hear one another on such call and the requisite notice is given or waived.

7.014	Notwithstanding any contrary or inconsistent provision in this Agreement, in the event that Final Concurrent Site Plan Review approval by the City of Raleigh, North Carolina with regard to Lots 1 through 6 of the Villages of Lake Boone Trail, as shown in Map Book 2015, Page 2011 of the records of Wake County, North Carolina (the “Final Approval”) is not obtained by March 31, 2016, or if it becomes definitively apparent prior to that date that the Final Approval will not be forthcoming in the form requested (in either case, a “Failure to Obtain Final Approval”), then, only to the extent Timely Approval Right Notice (as defined below) has been issued (a) the Management Committee shall have the right on behalf of the Company to cause the Company and Borrower to sell the Project on commercially reasonable terms; provided however, if the Management Committee determines to do so, the Company and Borrower shall use commercially reasonable efforts to seek to sell the Project for its maximum available fair market value or (b) the BR Member shall have the right to initiate (and it solely shall be entitled to initiate) the Buy/Sell provisions set forth in Section 12.06 (said rights collectively referred to herein as the "Failure to Obtain Final Approval Rights"). TriBridge Member shall be given written notice of any intention to exercise any such Failure to Obtain Final Approval Right on or before April 5, 2015 ("Timely Approval Right Notice"), in which case, if Timely Approval Right Notice is timely given, the right to exercise any Failure to Obtain Final Approval Right may be extinguished by the TriBridge Member (a "TBR Extinguishment") by the TriBridge Member repaying to the BR Member on or before April 20, 2016 cash in an amount equal to the BR Member's unreturned Capital Contribution and accrued returns thereon. For the avoidance of doubt, the TBR Extinguishment right can only be triggered by the Management Committee or the BR Member giving the Timely Approval Right Notice, and is not an independent buyout right in favor of the TriBridge Member. In the event the TriBridge Member does not timely exercise and perform its TBR Extinguishment right, and the Management Committee goes forward with a sale of the Project, then, upon such subsequent sale, the Company shall distribute the net proceeds as provided in Section 9.01 above.

40

ARTICLE 8.

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.01	Members’ Initial Capital Contributions. Not later than the closing of the Contribution Agreement, each Member shall contribute such amount of cash or property as will constitute an allocation under the Capital Percentages to the BR Member and to the TriBridge Member, respectively, of the required equity to close under the Contribution Agreement and fund the development of the Project as governed by the Estimated Budget or Total Project Budget, as applicable, and at such time the Members shall insert the applicable figures in Exhibit “A” hereto (including the contribution by the BR Member and the TriBridge Member for the Acquisition Fee and/or by the BR Member for the Financing Fee, as applicable) (the “Initial Capital Contributions”). The Members acknowledge and agree that, for purposes of all IRR calculations on all Initial Capital Contributions, the date of initial funding shall be deemed to be September 15, 2015. The Members further acknowledge and agree that all costs related to the pursuit of the Project under the Cost-Sharing Agreement previously incurred by a Member or its Affiliate either (i) shall be deemed an Initial Capital Contribution of such Member and reduce the amount otherwise to be contributed by it to the Company or (ii) shall be refunded to such Member.

The Members acknowledge that, simultaneously with the closing under the Contribution Agreement, the TriBridge Member will be making its Initial Capital Contribution to the Company as a contribution of 100% of the fee simple interest in the Property, subject to and encumbered only by the indebtedness set forth on Exhibit D hereto (the "Property Indebtedness"), with a value (net of such Property Indebtedness) of $1,200,000.00 (the "TBR Net Initial Capital Value"), and that the TriBridge Member shall receive a credit in the amount of the TBR Net Initial Capital Value towards its Initial Capital Contribution upon the contribution of the Property to the Company as provided under the Contribution Agreement. The Members acknowledge that 100% of the agreed value of the Initial Capital Contribution made by the TriBridge Member is attributable to the Property as and when contributed. The Members acknowledge and agree that, simultaneously with the closing under the Contribution Agreement (including the TriBridge Member causing the Current Owner to contribute ownership of the Property to the TriBridge Member and then the TriBridge Member’s immediate contribution of ownership of the Property to Borrower), a portion of the BR Member's Initial Capital Contribution in the amount of the Property Indebtedness shall be distributed by the Company to Borrower, whereupon the Borrower shall repay the Property Indebtedness as a condition of the Company’s and Borrower's acquisition of the Property under the Contribution Agreement; provided, however, to the extent Current Owner fails to pay such amounts (i.e. other than the Property Indebtedness) required to payoff and discharge the Deed of Trust (as defined in Exhibit D hereto) at the Disbursement Closing (as defined in the Contribution Agreement), then Borrower shall have no obligation to repay the Property Indebtedness.

The Members acknowledge that this Agreement is being executed prior to the closing of the Contribution Agreement. Accordingly, the amounts of each Member's Initial Capital Contribution are subject to finalization of the Total Project Budget, the amount of the Construction Loan, and all pre-development costs and costs to close under the Contribution Agreement; it in all events being the intention of the Members that (excluding the impact of BR Member solely funding the equity required to pay the Financing Fee, if applicable) they shall economically allocate as their respective Initial Capital Contributions the amount of required equity based on their respective Capital Percentages, with respect to which the BR Member acknowledges the TriBridge Member may meet its obligation by contributing the Property and adjusting the amount paid on the Property Indebtedness so as to constitute a true 10% contribution of value. For example, should the amount of capital required from the TriBridge Member pursuant to this Section 8.01 change between the date of the execution of this Agreement and the finalization of the amounts noted above, then the Property Indebtedness shall be adjusted to result in either a greater or lesser amount (as applicable) of TBR Net Initial Capital Value, which amount shall correspond to the amount of capital required of the TriBridge Member contemplated in this Section 8.01; provided, however, that under no circumstances shall the sum of the Property Indebtedness and the TBR Net Initial Capital Value exceed $5,469,200.00 without the sole approval of the BR Member.

41

8.02	Additional Contributions. Except as set forth in Section 6.05(e) or this Article 8, no Member shall be required to make any Capital Contributions to the Company.

8.03	Loans to Company. To the extent approved by the Managers and Members pursuant to Section 7.07, any Member may make a secured or unsecured loan to the Company or the Borrower.

8.04	Additional Capital Contributions.

(a)          Permitted Overruns and Soft Cost Overruns. Except as separately addressed in Section 8.04(b) for Hard Cost Overruns, in the event the Borrower is reasonably expected to incur a Permitted Overrun or Soft Cost Overrun not caused by a Default Action of the TriBridge Member, the BR Member or their respective Affiliates, and the incurrence of such cost is expected to result in the Borrower or the Company having an imminent cash deficit, and such funds are not obtained pursuant to Section 8.03 above, the TriBridge Member as Manager shall in the first instance determine the amount of required funds (but if it fails to timely do so, the BR Member as Manager may do so), and shall notify the Management Committee of same and recommend that the Management Committee make a request for a capital call for such funds pursuant to this Section 8.04(a). Upon the receipt of the recommendation, the Management Committee shall evaluate such recommendation in good faith and shall determine whether such capital call is reasonably required under the circumstances. In the event that the Management Committee determines that it is appropriate to make such capital call the Management Committee shall so notify the Members, and the TriBridge Member and the BR Member shall have fifteen (15) days to make Capital Contributions in the amount of: (1) in the instance of additional capital for a Permitted Overrun, of its pro-rata share (i.e. based upon its Capital Percentage) of the necessary funds; and (2) in the instance of additional capital for a Soft Cost Overrun, fifty percent (50%) by BR Member and fifty percent (50%) by TriBridge Member (each, an “Additional Capital Contribution”). Notwithstanding the foregoing, should the Management Committee fail to reasonably and timely determine that a call for capital is required pursuant to this Section 8.04(a), the TriBridge Member, as Manager may, in the place of the Management Committee, make the call for capital to the Members; and further notwithstanding the foregoing, either Member may make the call for capital contemplated in this Section 8.04(a) if doing so pursuant to Section 6.05(e). All such Additional Capital Contributions shall be entitled to receive an Additional Capital Contribution Priority Return.

42

Notwithstanding the foregoing: (i) the TriBridge Member must on its own account solely fund into the Company any capital call attributable to any Permitted Overrun or Soft Cost Overrun caused by, or any other additional capital required by the Company or the Borrower because of, a Default Action of the TriBridge Member or its Affiliates or a default by TriBridge Member or one of its Affiliates under the Development Agreement or Management Agreement (a “Mandatory TriBridge Cost Overrun Funding Obligation”) (to be paid back as provided in Section 9.01(d) or 9.02(d) below, as applicable, but without any interest or return thereon); and (ii) the BR Member must on its own account solely fund into the Company any capital call attributable to any Permitted Overrun or Soft Cost Overrun caused by, or any other additional capital required by the Company or the Borrower because of, a Default Action of the BR Member or its Affiliates (a “Mandatory BR Cost Overrun Funding Obligation” and, generically with the Mandatory TriBridge Cost Overrun Funding Obligation, the “Mandatory Cost Overrun Funding Obligation”) (to be paid back as provided in Section 9.01(d) and 9.02(d) below, but without any interest or return thereon).

(b)          Hard Cost Overruns. In the event the Borrower is reasonably expected to incur a Hard Cost Overrun (following application of any available contingency reserve and cost savings to offset the Hard Cost Overrun as permitted by the Construction Lender), the TriBridge Member as Manager shall determine the amount of required funds to satisfy the Hard Cost Overrun, inclusive of Hard Cost Overrun Exceptions (but if it does not reasonably or timely act, BR Member as Manager may do so), and shall promptly notify the Management Committee of same and recommend that the Management Committee make a capital call for such funds pursuant to this Section 8.04(b). Upon the receipt of the recommendation with respect to any such Hard Cost Overrun, the Management Committee shall evaluate such recommendation in good faith and shall determine whether such capital call is reasonably required under the circumstances. In the event that the Management Committee elects to make such capital call, it shall so notify the Members, and (i) TriBridge Member shall be required to fund one hundred percent (100%) of the Hard Cost Overrun, exclusive of any Hard Cost Overrun Exceptions, as a Mandatory TriBridge Cost Overrun Funding Obligation, within fifteen (15) days of notification, and (ii) TriBridge Member and BR Member shall have fifteen (15) days from notification to make an Additional Capital Contribution equal to its pro-rata share (i.e. based upon its Capital Percentage) of the necessary funds to satisfy any Hard Cost Overrun Exceptions. All Additional Capital Contributions pursuant to clause (ii) in the foregoing sentence shall be entitled to receive an Additional Capital Contribution Priority Return. The Mandatory TriBridge Cost Overrun Funding Obligation shall be paid back as provided in Section 9.01(d) and 9.02(d) below, but without any interest or return thereon.

(c)          Failure to Make Additional Capital Contributions. In the event a Member fails to make all of its Additional Capital Contribution (“Defaulting Member”) as required in Section 6.05(e)(i), Section 8.04(a), Section 8.04(b), Section 8.04(e) or Section 8.04(f) on the due date (the “Contribution Default Date”), the following shall apply (noting, however, that any failure to meet any required Mandatory Cost Overrun Funding Obligation is separately addressed under Section 8.04(d) below):

(i)            the Defaulting Member’s voting rights and rights to participate in the management of the business of the Company (including but not limited to as a Manager for Management Committee participation, and for Major Decisions) shall automatically be suspended until paid in full; and

43

(ii)           the non-Defaulting Member(s) may (but shall not be obligated to) contribute the unpaid portion of the Defaulting Member’s Additional Capital Contribution (a “Shortfall”) as a shortfall funding (a “Shortfall Funding”). If there is more than one non-Defaulting Member desiring to make the Shortfall Funding on behalf of the Defaulting Member to cover the Shortfall, then such non-Defaulting Members shall be entitled to contribute the Defaulting Member’s Additional Capital Contribution in such amounts as they may agree among each other, or, in the absence of such agreement, in proportion to their respective Capital Percentages. Except with respect to Shortfall Fundings made pursuant to Section 8.04(d), which shall receive the Priority Contribution Priority Return, Shortfall Funding contributions are entitled to receive the Shortfall Funding Priority Return.

(d)          In addition to any other rights available under this Agreement, if, as provided in Section 8.04(c)(ii) above, a non-Defaulting Member contributes a Shortfall amount on behalf of a Defaulting Member solely in connection with a Mandatory Cost Overrun Funding Obligation, then the amount so contributed shall be deemed a “Priority Capital Contribution” pursuant to this Section 8.04(d), in which case the non-Defaulting Member shall be credited with Priority Capital Contributions at a 3:1 ratio for each such dollar of Shortfall/Priority Capital Contribution so made on behalf of the Defaulting Member and shall receive a Priority Contribution Priority Return. For example, if the TriBridge Member fails to fund its share of a Mandatory TriBridge Cost Overrun Funding Obligation, then the BR Member shall have the right but not the obligation to fund such amount to the Company as a Priority Capital Contribution and, to the extent that it does, shall be credited at a 3:1 ratio (meaning, for every $100,000 of Priority Capital Contribution made by the BR Member for that purpose, the BR Member would be credited with having made $300,000 of Priority Capital Contributions). For the sake of clarity, this Section 8.04(d) shall not apply to Additional Capital Contributions required pursuant to Sections 6.05(e)(i), 8.04(a), 8.04(b), 8.04(e) or 8.04(f), unless they otherwise constitute a Mandatory Cost Overrun Funding Obligation.

(e)          Increases in Estimated Budget. In the event of an increase between the Estimated Budget and the Total Project Budget, BR Member and TriBridge Member shall each make an Additional Capital Contribution equal to its pro-rata share (i.e. based upon its Capital Percentage) of the necessary funds to the extent such increase represents an increase over the Estimated Budget by One Million Five Hundred Thousand Dollars ($1,500,000.00) or less, with any excess amount to be funded one hundred percent (100%) by TriBridge Member as a Mandatory TriBridge Cost Overrun Funding Obligation. Notwithstanding the foregoing, TriBridge Member shall have the unilateral right to adjust the amount of the Construction Loan to fund any excess beyond the Initial Capital Contributions required under the Total Project Budget.

(f)           Construction Loan Refinancing Deficiency. Notwithstanding the foregoing, if in connection with any Refinancing, the amount of the Refinancing (or to qualify for such Refinancing) is insufficient to fully pay the Minimum Refinancing Amount (any such deficiency, an "Equity Gap"), then each Member shall make an Additional Capital Contribution equal to its pro-rata share (i.e. based upon its Capital Percentage) of the Equity Gap; provided, however, in the event an Equity Gap exists in connection with a Refinancing that accompanies a Conversion, BR Member shall make an Additional Capital Contribution equal to seventy-five percent (75%) of the Equity Gap and TriBridge Member shall make an Additional Capital Contribution equal to twenty-five percent (25%) of the Equity Gap (collectively, “Equity Gap Contributions”).

44

(g)          Cost Savings. With the approval of the Construction Lender, the TriBridge Member may reallocate Cost Savings within Hard Costs or Soft Costs to other line items within either such category of the Total Project Budget (including the contingency for Hard Costs or Soft Costs) in order to pay for Hard Cost Overruns before having to make a capital call to pay for such Hard Cost Overruns or to pay for Soft Cost Overruns before having to make a capital call to pay for such Soft Cost Overruns. The TriBridge Member shall provide to the BR Member, on a monthly basis, a list of any proposed Cost Savings to be reallocated to another line item of the Total Project Budget, identifying the line item from which the Cost Savings originated and the line item to which the Cost Savings were reallocated if approved by the Construction Lender. In the event Construction Lender approves a construction draw on the Construction Loan to pay the aggregate Cost Savings to Borrower, then in such event TriBridge Member shall be entitled to one hundred percent (100%) of the proceeds derived from such funding draw on the Construction Loan up to $250,000, with any excess amounts to be treated as Capital Proceeds.

(h)          The remedies provided in Sections 6.05(e) and 8.04 with respect to any Member’s failure to make any Additional Capital Contribution shall be the sole and exclusive remedies of the Non-Defaulting Member for such failure.

8.05	Withdrawal or Reduction of Members’ Contributions to Capital.

(a)          A Member shall not receive out of the Company’s property any part of such Member’s Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(b)          A Member, irrespective of the nature of such Member’s Capital Contribution, has only the right to demand and receive cash in return for such Capital Contribution.

8.06	Maintenance of Capital Accounts. The Company shall establish and maintain a Capital Account for each Member and Economic Interest Owner. Each Member’s Capital Account shall be increased by (a) the amount of any Capital Contribution contributed by the Member to the Company, (b) the fair market value of any property, as determined by the Company and the Member by arm’s length agreement at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property within the meaning of Section 752 of the Code), and (c) the Member’s share of Profits and of any separately allocated items of income or gain (including any gain or income allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by such Member). Each Member’s Capital Account shall be decreased by (a) the amount of any money distributed to the Member by the Company (excluding payments received by a Member from the Company as repayment of a loan by the Company to the Member), (b) the fair market value of any property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code), and (c) the Member’s share of Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

45

ARTICLE 9.

DISTRIBUTIONS

9.01	Distributions Generally. Subject to the applicability of Section and Schedule 6.05(f), Distributions of Net Cash Flow and Capital Proceeds (other than from a Refinancing effectuated in connection with a Conversion which shall be addressed in accordance with Section 9.02 below) shall be distributed and applied by the Managers in the following order and priority:

(a)          First, pari passu to each Member based on its Priority Contribution Priority Return until paid in full, and then pari passu to each Member based on its Shortfall Funding Priority Return until paid in full;

(b)          Next, pari passu to each Member based on its Additional Capital Contribution Priority Return until paid in full;

(c)          Next, to the Members, pari passu, in accordance with their Capital Percentages, until such time as the Members have received an Internal Rate of Return of nine and one-half percent (9.5%) on all Initial Capital Contributions;

(d)          Next, on a pari passu basis, to each Member who funded a Mandatory Cost Overrun Funding Obligations the amount of such Mandatory Cost Overrun Funding Obligation, without any return thereof;

(e)          Next, eighty percent (80.0%) to the BR Member and twenty percent (20.0%) to the TriBridge Member, until such time as the BR Member has received an Internal Rate of Return on all Initial Capital Contributions of twelve percent (12%); and

(f)          Next, seventy percent (70.0%) to the BR Member and thirty percent (30.0%) to the TriBridge Member, until such time as the BR Member has received an Internal Rate of Return on all Initial Capital Contributions of sixteen percent (16%); and

(g)          Thereafter, fifty percent (50.0%) to BR Member and fifty percent (50.0%) to TriBridge Member.

9.02	Distributions of Capital Proceeds from a Refinancing in Connection with Conversion. Subject to the applicability of Section and Schedule 6.05(f), Distributions of Capital Proceeds from a Refinancing effectuated in connection with a Conversion shall be distributed and applied by the Managers in the following order and priority:

46

(a)          First, pari passu to each Co-Tenant based on its Priority Contribution Priority Return until paid in full, and then pari passu to each Co-Tenant based on its Shortfall Funding Priority Return until paid in full;

(b)          Next, pari passu to each Co-Tenant based on its Additional Capital Contribution Priority Return until paid in full;

(c)         Next, seventy-five percent (75%) to the BR Co-Tenant and twenty-five percent (25%) to the TriBridge Co-Tenant until a nine and one-half percent (9.5%) annualized return on the BR Co-Tenant’s Initial Capital Contribution has been paid in full;

(d)         Next, on a pari passu basis, to each Member who funded a Mandatory Cost Overrun Funding Obligations the amount of such Mandatory Cost Overrun Funding Obligation, without any return thereof;

(e)          Next, the remainder seventy-five percent (75%) to BR Co-Tenant and twenty-five percent (25%) to the TriBridge Co-Tenant.

[The Members agree that the TIC Agreement to be entered into in connection with a Conversion shall contain a provision substantively similar to this Section 9.02 (whereby distributions of Capital Proceeds and Net Cash Flow shall occur pursuant to this Section 9.02) and incorporate all applicable definitions.]

9.03	Limitation Upon Distributions. No distribution shall be made to Members if prohibited by Section 18-607 of the Act.

9.04	Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

ARTICLE 10.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

10.01	Allocation of Profits and Losses. Profits and Losses for any Fiscal Year or other period of the Company will be allocated to the Members as follows:

(a)          Allocations of Profits and Losses for Capital Account Purposes. After giving effect to the special allocations set forth in Sections 10.02 and 10.03, Profits and Losses of the Company for any Fiscal Year or portion thereof shall be allocated among the Capital Accounts of the Members in such a manner that would cause, to the extent possible, the Capital Accounts of the Members as of the end of a Fiscal Year or portion thereof, after adjustment for all contributions and distributions during the year, and after adjustment for the special allocations set forth in Sections 10.02 and 10.03 (including the allocations of such Members’ shares of the “partnership minimum gain” and “partner nonrecourse debt minimum gain” (as such terms are used in Regulation Section 1.704-2) not otherwise required to be taken into account during such period), to equal the aggregate distributions that the Members would be entitled to receive pursuant to Section 9.01 and/or 9.02, as applicable, in each case determined as if (i) all assets of the Company, including cash, were sold for their Gross Asset Values (which, for the avoidance of doubt, shall not be “booked up” to fair market value for this purpose outside of an actual liquidation), (ii) all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied in cash according to their terms (each nonrecourse liability is limited to the book value of the assets securing such liability) and (iii) the remaining proceeds were distributed in accordance with Section 9.01. The Managers, based on the advice of the Company’s tax advisors, shall have the authority to correct or adjust any allocation provision hereunder as it determines to be necessary or appropriate (and not unfairly discriminatory against any Member) for such allocations, in the aggregate, to be made in the manner provided in the first sentence of this Section 10.01.

47

(b)          Limitations on Losses for Capital Account Purposes. Notwithstanding anything in Section 10.01(a) to the contrary, the Managers will not allocate any item of loss or deduction to a Member that would cause or increase a deficit balance in such Member’s Capital Account (as increased by such Member’s share of “partnership minimum gain” and “partner nonrecourse debt minimum gain”, as such terms are defined in Regulations Section 1.704-2 and applied to the Members of the Company), and will make special allocations of the Profits or Losses of the Company among the Members as necessary to cause the allocations under this Section 10.01 to be respected under Code Section 704(b) and Regulations Section 1.704 1(b)(1). The Managers shall, to the extent possible and in whatever manner they deem appropriate, make subsequent curative allocations of other items of income, gain, loss and deduction to offset any such special tax allocations.

10.02	Special Allocations. The following special allocations shall be made in the following order:

(a)          Minimum Gain Chargeback. Notwithstanding any other provision of this Article 10, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This Section 10.02(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(b)          Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article 10, except Section 10.02(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 10.02(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

48

(c)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or Distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 10.02(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 10 have been tentatively made as if this Section 10.02(c) were not in the Agreement.

(d)          Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.02(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 10 have been tentatively made as if Section 10.02(c) hereof and this Section 10.02(d) were not in the Agreement.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Members in accordance with their respective Capital Percentages.

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(g)          Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

49

10.03	Curative Allocations.

(a)           The allocations set forth in Sections 10.01(b) and 10.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.03. Therefore, notwithstanding any other provision of this Article 10 (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 10.01.

(b)          The Managers shall have reasonable discretion, with respect to each Company Fiscal Year, to (i) apply the provisions of Section 10.03(a) hereof in whatever manner is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Section 10.03(a) hereof among the Members in a manner that is likely to minimize such economic distortions.

10.04	Tax Allocations.

(a)          Except as set forth in this Section 10.04, allocations for income tax purposes of items of income, gain, loss, deduction, and credits, and basis therefor, shall be made in the same manner as allocations for book purposes set forth in Sections 10.01, 10.02 and 10.03 hereof. In applying this Section 10.04, each item of income, gain, expense and loss for a period not specially allocated shall be allocated in the same proportions as the allocation of Profits and Losses for such period.

(b)          In the event of a contribution of property other than cash to the Company, income, gain, loss and deduction with respect to such contributed property shall be shared among the Members for tax purposes so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution in accordance with Code Section 704(c) and the Regulations thereunder.

(c)          In the event the book value of any Company asset is adjusted to equal its fair market value in accordance with Regulations Sections 1.704-1(b)(2)(iv)(d) and 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value pursuant to Code Section 704(c) and the Regulations thereunder.

(d)          In accordance with Sections 704(b) and 704(c) of the Code and applicable Treasury Regulations, including Treasury Regulations Section 1.704-1(b)(4)(i), items of income, gain, deduction and loss with respect to any property that is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property within the meaning of the Regulation 1.704-1(b)(2)(iv)(g)(1) (“Book Property”) (and, if necessary, any other property of the Company) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Book Property to the Company for federal income tax purposes and its book value.

50

(e)           To the extent of any recapture income resulting from the sale or other taxable disposition of assets of the Company, the amount of any gain from such disposition allocated to a Member (or a successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent that such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.

(f)           The items of income, gain, deduction and loss for tax purposes allocated to the Members pursuant to this Section 10.04 shall not be reflected in the Members’ Capital Accounts. Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intent of this Agreement and is consistent with the economic arrangement among the Members.

(g)          Pursuant to Treasury Regulations Section 1.752-3(a)(3), the Members hereby agree to allocate excess nonrecourse liabilities of the Company in accordance with their respective Capital Percentages.

10.05	Varying Interest in Company. Allocations to any Member whose Membership Interest changes during a Company Fiscal Year or to any Member who is a Member for less than a full Company Fiscal Year, whether by reason of the admission of a Member, the withdrawal of a Member, a non-pro rata contribution of capital to the Company or any other event described in Section 706(d)(1) of the Code and the Regulations issued thereunder, shall be made in accordance with Section 706(d) of the Code and the Regulations promulgated thereunder to take into account the varying Interests of the Members in the Company during the Company Fiscal Year.

ARTICLE 11.

BOOKS AND RECORDS

11.01	Accounting Period. The Company’s accounting period shall be the calendar year.

11.02	Records. Proper and complete records and books of accounts shall be kept or shall be caused to be kept by the Managers in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The Company shall keep at its principal place of business the following records:

(a)          A current list of the full name and last known address of each Member, Economic Interest Owner and Manager;

(b)          Copies of records to enable a Member to determine the relative voting rights, if any, of the Members;

51

(c)          A copy of the Certificate of Formation of the Company and all amendments thereto;

(d)          Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(e)          Copies of the Company’s written Operating Agreement, together with any amendments thereto;

(f)           Copies of any financial statements of the Company for the three (3) most recent years.

The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest Owners, or their duly authorized representatives during reasonable business hours.

11.03	Reports and Financial Statements.

(a)          Within fifteen (15) days of the end of each Fiscal Year, the TriBridge Member shall cause each Member to be furnished with the following annual reports computed as of the last date of the Fiscal Year: (i) an unaudited balance sheet of the Company; (ii) an unaudited statement of the Company’s profit and loss; and (iii) a statement of the Members’ Capital Accounts and changes therein in such Fiscal Year.

(b)          Within fifteen (15) days of the end of each quarter of each Fiscal Year, the TriBridge Member shall cause to be furnished to the BR Member such information as reasonably requested by the BR Member, and to the extent not readily available, which may be reasonably prepared by the TriBridge Member at the expense of the Company, as is necessary for any REIT Member (whether a direct or indirect owner) to determine its qualification as a REIT and its compliance with REIT Requirements as shall be requested by the BR Member. Further, the TriBridge Member shall cooperate in a reasonable manner at the request of any Member, at the expense of the Company, to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with any public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates.

11.04	Tax Returns. The BR Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business and shall submit such returns to the Members for their review, comment and approval at least ten (10) days prior to the due date or extended due date thereof and shall thereafter cause the same to be filed in a timely manner (including extensions). No later than the due date or extended due date, the BR Member shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

52

ARTICLE 12.

TRANSFERABILITY

12.01	General Prohibition. Except as provided in Sections 12.02 and 12.06 hereof, in which event no consent from any party shall be required to effectuate the transfer(s) described therein, no Member or Economic Interest Owner may assign, convey, sell, transfer, liquidate, encumber, or in any way alienate (collectively a “Transfer”), all or any part of its Interest without the prior written consent of the Members, which consent may be given or withheld in the sole discretion of any Member; provided, however, that nothing contained herein shall prohibit any transfers of direct or indirect equity interests in the TriBridge Member so long as, in the case of the TriBridge Member, such transfers do not result in a TriBridge Change of Control. Any attempted Transfer of all or any portion of an Interest without the necessary consent, or as otherwise permitted hereunder, shall be null and void and shall have no effect whatsoever. Upon the transfer of a Membership Interest in accordance with this Article 12, the Capital Percentages of the transferring Member and of the transferee shall be adjusted accordingly. Notwithstanding anything contained herein to the contrary, no Transfers shall be permitted that would violate the terms of any Loan documents.

12.02	Affiliate Transfers. Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.01, to the extent otherwise permissible under the Construction Loan or any subsequent Loan:

(a)          Any Transfer by a BR Member or a Bluerock Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bluerock Real Estate, L.L.C. to the extent such transferee has sufficient available capital to perform all obligations of the transferring BR Member which exist or which may arise under this Agreement, including but not limited to (A) Bluerock Residential Growth REIT, Inc. (“BR REIT”) or any Person that is directly or indirectly owned by BR REIT; (B) Bluerock Special Opportunity + Income Fund, LLC (“BR SOIF”) or any Person that is directly or indirectly owned by BR SOIF; (C) Bluerock Special Opportunity + Income Fund II, LLC (“BR SOIF II”) or any Person that is directly or indirectly owned by BR SOIF II, (D) Bluerock Special Opportunity + Income Fund III, LLC (“BR SOIF III”) or any Person that is directly or indirectly owned by BR SOIF III, (E) Bluerock Growth Fund, LLC (“BR Growth”) or any Person that is directly or indirectly owned by BR Growth, and/or (F) Bluerock Growth Fund II, LLC (“BR Growth II”) or any Person that is directly or indirectly owned by BR Growth II (collectively, a “Bluerock Transferee”); provided, that, following the date the BR REIT first acquires a direct or indirect common interest in the Company or the Project, in all instances, BR REIT shall either retain, direct or indirectly, more than fifty percent (50%) of the ownership interests in the BR Member or otherwise retain the power to control, directly or indirectly, the major activities of BR Member such that BR REIT can consolidate the Project on its audited financial statements; and

53

(b)          Upon Project Completion, any Transfer (other than a Transfer that would result in a TriBridge Change of Control) by TriBridge Member or a TriBridge Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of the TriBridge Member that has sufficient capital to perform the obligations of the TriBridge Member hereunder (a “TriBridge Transferee”).

12.03	Conditions of Transfer and Assignment. A transferee of an Interest pursuant to 12.01 or 12.02 shall become a Member only if the following conditions have been satisfied:

(a)          the transferor, his legal representative or authorized agent must have executed a written instrument of transfer of such Interest in form and substance satisfactory to the Managers;

(b)          the transferee must have executed a written agreement, in form and substance satisfactory to the Managers, to assume all of the duties and obligations of the transferor under this Operating Agreement with respect to the transferred Interest and to be bound by and subject to all of the terms and conditions of this Operating Agreement;

(c)          the transferor, his legal representative or authorized agent, and the transferee must have executed a written agreement, in form and substance satisfactory to the Managers to indemnify and hold the Company, the Managers and the other Members harmless from and against any loss or liability arising out of the transfer;

(d)          the transferee must have executed such other documents and instruments as the Managers may deem necessary to effect the admission of the transferee as a Member; and

(e)          unless waived by the Managers, the transferee or the transferor must have paid the expenses incurred by the Company in connection with the admission of the transferee to the Company.

12.04	Transfers of Economic Interest Only. A permitted transferee of an Economic Interest who does not become a Member shall be an Economic Interest Owner only and shall be entitled only to the transferor’s Economic Interest to the extent assigned. Such transferee shall not be entitled to vote on any question regarding the Company, and the Capital Percentage associated with the transferred Economic Interest shall not be considered to be outstanding for voting purposes.

12.05	Successors as to Economic Rights. References in this Operating Agreement to Members shall also be deemed to constitute a reference to Economic Interest Owners where the provision relates to economic rights and obligations. By way of illustration and not limitation, such provisions would include those regarding Capital Accounts, distributions, allocations, and contributions. A transferee shall succeed to the transferor’s Capital Contributions and Capital Account to the extent related to the Economic Interest transferred, regardless of whether such transferee becomes a Member.

54

12.06	Buy/Sell.

(a)          In the event the TriBridge Member and BR Member are deadlocked and are unable to agree unanimously on any Major Decision that requires unanimity (for avoidance of doubt, the determination of whether to undergo Conversion is not a Major Decision, but rather an act which the TriBridge Member may take, subject to the limitations set forth herein, unilaterally), and the TriBridge Member and BR Member are unable through good faith and the exercise of their reasonable efforts to break such deadlock for a period of fifteen (15) days following notice from such Member to the other Member that a deadlock exists with regard to a Major Decision, the deadlock may be broken by the invocation of the provisions of this Section 12.06; provided, however, except as otherwise provided in Section 6.05, this Section 12.06 may be invoked if and only if such deadlock occurs after the fifth (5th) anniversary of the first date upon which the Project achieves Project Stabilization. Prior to invoking the provisions of this Section, the TriBridge Member and BR Member shall in good faith meet within fifteen (15) days of such deadlock, and use their reasonable efforts to resolve any disagreements regarding any Major Decision. As used in this Section 12.06, “deadlock” shall mean the inability of the TriBridge Member and BR Member to unanimously agree with respect to a Major Decision that requires unanimity.

(b)          Either Member may initiate the buy/sell procedure by providing a written notice (the “Value Notice”) to the other Member. The Member which initiates the buy/sell procedure, is referred to herein as the “Offeror.” The Member who receives the Value Notice is referred to herein as the “Offeree.” The Value Notice shall include an offer by the Offeror to purchase all (and not less than all) of the Membership Interest(s) owned by the Offeree and an offer by the Offeror to sell all (and not less than all) of the Membership Interest(s) owned by the Offeror to the Offeree, based upon an amount representing the Offeror's estimate of the gross sales price at which the Project would be sold (the “Stated Amount”), and which shall be used in the calculations of the purchase price of the Membership Interest(s) pursuant to Section 12.06(e).

(c)          The Offeree shall have thirty (30) days from its receipt of the Value Notice to provide a written notice (the “Election Notice”) to the Offeror stating either that the Offeree will sell all (and not less than all) its Membership Interest(s) to the Offeror or that the Offeree will purchase all (and not less than all) the Offeror’s Membership Interest(s) at the purchase price referenced in Section 12.06(b) hereof. If the Offeree fails to give a timely Election Notice, the Offeree shall be deemed to have elected to sell all (and not less than all) its Membership Interest(s) to the Offeror. The Election Notice shall specify the date of closing (the “Buy-Sell Closing Date”), which date shall be at least thirty (30) days after the giving of the Election Notice, but in any event not later than the ninetieth (90th) day after such notice. If the Offeree fails to provide an Election Notice, the Buy-Sell Closing Date shall be held on the first Business Day which is at least ninety (90) days after the giving of the Value Notice.

55

(d)          The Member (or Members) that finally becomes obligated to sell its or their Membership Interest(s) is sometimes referred to herein collectively as the “Seller.” The Member that finally becomes obligated to purchase the other Member’s or Members’ Membership Interest(s) is sometimes referred to herein as the “Buyer.” Within five (5) business days of the delivery of the Election Notice (or upon the deemed election by Offerree to sell all its Membership Interest(s) to Offeror) the Buyer shall deposit with a mutually agreeable escrow agent (and if the parties fail to agree on such escrow agent, Calloway Title & Escrow, L.L.C. in Atlanta, Georgia), as earnest money, an amount equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as earnest money, which shall be applicable to the purchase price for the Membership Interests payable at closing.

(e)          The aggregate purchase price for the Seller’s Membership Interest(s) pursuant to this Section 12.06 shall be that amount which would be distributed to the Seller pursuant to Section 9.01 above (after giving effect to all applicable provisions of this Agreement, but after liquidating all Reserves then existing and without establishing any additional Reserves) if all of the property then held by the Borrower were sold on the Buy-Sell Closing Date for a gross sales price equal to the Stated Amount and all liabilities and obligations of the Borrower were satisfied from the proceeds from such sales price and any remaining proceeds were distributed to the Members in accordance with Section 9.01. No Member shall be entitled to any sales fee or commission if either Member exercises the buy/sell procedure set forth in this Section 12.06.

(f)           The closing of a purchase of Membership Interest(s) pursuant to this Section 12.06 shall be held on the Buy-Sell Closing Date, subject to the terms and conditions specified herein.

(g)          As of the effective date of any transfer of a Membership Interest(s) pursuant to this Section 12.06, the Buyer shall assume all obligations of the Seller with respect to the Membership Interest so transferred, including any liability of the Seller or any Affiliate thereof with respect to any Company liabilities. Upon such transfer, the Seller’s rights and obligations under this Agreement shall terminate with respect to such transferred Membership Interest, except as to indemnity rights of such Member under this Agreement attributable to acts or events occurring prior to the effective date of such transfer.

12.07	Escrow and Closing of Buy-Sell.

(a)          Closing Time and Location. Except as otherwise provided for in this Agreement, the closing of any offer of a Membership Interest between the Members pursuant to Section 12.06 shall take place at a mutually agreed upon location in Atlanta, Georgia.

(b)          Required Documents. Prior to or at the closing, Seller shall supply to Buyer all documents customarily required (or reasonably required by Buyer) to make a good and sufficient conveyance of such Membership Interest to the Buyer, which documents shall be in form and substance reasonably satisfactory to the Buyer and Seller. All payments shall be by wire transfer of immediately available funds.

(c)          Conditions Precedent to Closing. The obligation of Buyer to pay the purchase price shall be conditioned upon the Membership Interest being transferred free and clear of all liens, claims and encumbrances. This condition is for the sole benefit of Buyer and may be waived by Buyer in whole or in part in its sole discretion.

56

(d)          Closing Costs. Each party shall pay its own attorneys’ fees and expenses incurred in connection with the closing, and costs of the escrow or closing, including, without limitation all premiums for title insurance and any escrow fees, recording charges, and transfer taxes arising from the closing of the buy-sell transaction, shall be borne or allocated in the manner customary in the area in which the Project is located and, to the extent no custom exists, shall be shared equally by Seller and Buyer. Unless previously deducted in determining the price for the Membership Interest, the Buyer shall deduct from the price otherwise payable to the Seller an amount equal to all liens, claims and encumbrances of a definite or ascertainable amount, if any, which encumber the Seller’s Membership Interest being transferred which are not released or repaid on or prior to the closing (if Buyer elects to waive the conditions set forth in Section 12.07(c)).

(e)          Warranty of Title. The Seller shall represent, warrant and agree that its Membership Interest being sold hereunder is free of all liens, claims and encumbrances (except liens, claims or encumbrances that were deducted in determining the applicable price of the Membership Interest) and that the Seller shall defend, indemnify and hold harmless the Buyer from any such liens, claims and encumbrances.

(f)          Closing of Buy-Sell Transaction. At the closing of a sale of a Membership Interest by one Member to the other Member pursuant to Section 12.06 hereof, the following shall occur:

(i)           The Seller shall convey and assign to the Buyer or its designee the entire Membership Interest of the Seller, free and clear of all liens, claims and encumbrances (other than liens, claims and encumbrances that were waived by Buyer and deducted in determining the applicable price of the Membership Interest), and the Seller and the Buyer shall execute all documents which may be reasonably required to give effect to the sale and purchase of such Membership Interest.

(ii)          The Buyer shall pay or cause to be paid to the Seller the applicable purchase price for the Membership Interest being purchased in cash or by wire transfer at the closing (and the earnest money deposited pursuant to Section 12.06(d) shall be applied towards the Purchase Price as a credit in favor of Buyer).

(iii)          Notwithstanding any provision herein to the contrary, it shall be a condition or requirement of any offer and the closing to obtain a release of the Seller and the Seller’s Affiliates from any personal liability arising out of any and all Loan Guaranties.

12.08          Default.

(a)          Events of Default. The failure of a Member to perform any of the obligations set forth in Sections 12.06 or 12.07 with respect to an offer of its Membership Interest or purchase of the other Member’s Membership Interest shall constitute an event of default (“Event of Default”) on the part of the Member with respect to whom such failure occurs.

(b)          Remedies. Upon the occurrence of an Event of Default, the non-defaulting Member may exercise, in addition to all other rights and remedies provided in this Agreement or available at law or in equity, any one or more of the remedies provided for in Section 12.08 (c) below.

57

(c)          Remedies for Failure to Transfer Membership Interest.

(i)            Seller’s Failure. In the event that the Seller fails to make conveyance of its Membership Interest pursuant to its obligations herein, then the Buyer shall have the option: (A)          to demand and receive specific performance of the Seller’s obligations to convey its Membership Interest as provided for herein; (B) to recover damages on account of the Seller’s failure to make conveyance (which rights shall be in addition to the right granted under subparagraph (A) above, if the Buyer so elects); or (C) to terminate the obligations of the parties to proceed with the sale of the Membership Interest, whereupon the position of the parties shall revert to the status quo ante as if no notice to purchase from either party to the other had been given under the provisions of this Agreement.

(ii)           Buyer’s Failure. In the event that the Buyer defaults in the closing of a purchase of a Membership Interest as herein provided, then the Seller shall have the option to: (A) elect to purchase the Buyer’s Membership Interest on the terms and conditions otherwise set forth herein, by notice to the Buyer of the Seller’s intention so to do, given within fifteen (15) days after such default in which event the Seller shall become the Buyer and the Buyer shall become the Seller, and all the applicable terms, conditions and provisions of this Agreement with respect to such sales shall govern, except that the closing thereof shall take place thirty (30) days after such date of notice from the Seller (now the Buyer) to the Buyer (now the Seller) and except that the purchase price shall be ten percent (10%) less than the price which the Seller (now the Buyer) would have had to pay had such Buyer (now the Seller) originally elected to sell its Membership Interest; or (B) terminate the Seller’s obligation to convey its Membership Interest to the Buyer by notice to the Buyer, in which case the position of the parties shall revert to the status quo ante as if no notice from either party to the other had been given under the provisions of this Agreement and receive, as liquidated damages and not as a penalty, the earnest money deposited pursuant to Section 12.06(d) above, the parties agreeing that damages in such instance would be difficult to ascertain and that the earnest money constitutes a reasonable liquidation of such damages.

12.09       Specific Performance. It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Article 12 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a party to comply fully with each of said obligations, and (ii) the uniqueness of each Member’s business and assets and the relationship of the Members. Accordingly, each of the aforesaid obligations and restrictions shall be, and is hereby expressly made, enforceable by specific performance.

58

ARTICLE 13.

ISSUANCE OF ADDITIONAL MEMBERSHIP INTERESTS

Except as otherwise provided for herein, any Person approved by all of the Members may become a Member in the Company by the issuance by the Company of Membership Interests for such consideration as all of the Members shall determine. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, upon the approval of all the existing Members, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE 14.

DISSOLUTION AND TERMINATION

14.01	Dissolution.

(a)          The Company shall be dissolved upon the occurrence of any of the following events:

i.	by the unanimous written agreement of all Members; or

ii.	by a decree of judicial dissolution under the Act.

To the maximum extent permitted under the Act, the Company shall not dissolve upon an event of dissociation with respect to the last remaining Member, but instead the legal successor to such Member shall automatically become a Member of the Company with all rights and obligations appurtenant thereto.

(b)          If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling his estate or administering his property, but such person shall be a holder of an Economic Interest and shall not have the rights of a Member. Further, such Person shall be subject to the provisions of Article 12.

14.02	Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by Section 18-803 of the Act.

14.03	Winding Up, Liquidation and Distribution of Assets.

(a)          Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers or if none, the Person or Persons selected by the Members (the “Liquidators”) shall immediately proceed to wind up the affairs of the Company.

(b)          If the Company is dissolved and its affairs are to be wound up, the Liquidators shall:

i.          Sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

59

ii.          Allocate any profit or loss resulting from such sales to the Members and Economic Interest Owners in accordance with Article 10 hereof as if the Company had distributed all distributable Capital Proceeds in accordance with Article 9 hereof;

iii.          Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

iv.          Distribute the remaining proceeds to the Members in accordance with Section 9.01.

(c)          In the final Fiscal Year of the Company, before making the final distributions provided for in Section 14.03(b)(iv), Profits and Losses shall be credited or charged to Capital Accounts of the Members (which Capital Accounts shall be first adjusted to take into account all distributions other than liquidating distributions made during the Fiscal Year) in the manner provided in Article 10. The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the liquidation distributions of the Company’s assets pursuant to Section 14.03(b)(iv) being equal to the amount distributable to such Member pursuant to Section 14.03(b)(iv). The Managers are authorized to make appropriate adjustments in the allocation of Profits and Losses and, if necessary, items of gross income and gross deductions of the Company, for the year of liquidation of the Company (or, if earlier, the year in which all or substantially all of the Company’s assets are sold, transferred or disposed of) as necessary to cause the amount of each Member’s Capital Account immediately prior to the distribution of the Company’s assets pursuant to Section 14.03(b)(iv) to equal the amount distributable to such Member pursuant to Section 14.03(b)(iv). Notwithstanding the foregoing, nothing in this Section 14.03(c) shall affect the amounts distributable to the Members under Section 14.03(b)(iv).

(d)          Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(e)          Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

60

(f)          The Liquidators shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

14.04	Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation may be executed and filed with the Secretary of State of Delaware in accordance with Section 18-203 of the Act.

14.05	Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE 15.

INDEMNIFICATION

15.01	Indemnification by Company. The Managers, the Members and their respective members, managers, agents, employees and representatives (each, an “Indemnitee”) shall be indemnified by the Company to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it or any of them in connection with the Company (each, a “Claim”), provided that (i) such course of conduct was, in good faith, intended to be in, and not opposed to, the best interests of the Company and such liability or loss was not the result of willful misconduct, or a material breach of this Agreement or gross negligence on the part of such Indemnitee, and (ii) any such indemnification will only be recoverable from the assets of the Company and the Members shall not have any liability on account thereof except any obligations to return distributions received from the Company that are required to be returned to the Company in respect of such indemnification obligations under applicable law. No Member shall be authorized to make a call for Additional Capital Contributions to satisfy the Company’s indemnification obligations under this Section 15.01.

15.02	Indemnification by Members for Misconduct.

(a)          The TriBridge Member hereby indemnifies, defends and holds harmless the Company, the BR Member, each Bluerock Transferee and each of their subsidiaries and their officers, directors, members, managers, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) incurred to the extent arising out of any fraud, gross negligence or willful misconduct on the part of, or by, the TriBridge Member or its Affiliates.

61

(b)          The BR Member hereby indemnifies, defends and holds harmless the Company, the TriBridge Member, each TriBridge Transferee and each of their subsidiaries and their officers, directors, members, managers, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) incurred to the extent arising out of any fraud, gross negligence or willful misconduct on the part of, or by, BR Member or its Affiliates.

ARTICLE 16.

MISCELLANEOUS PROVISIONS

16.01	Application of Delaware Law. This Operating Agreement, and the application and interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

16.02	No Action for Partition. No Member or Economic Interest Owner has any right to maintain any action for partition with respect to the property of the Company.

16.03	Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.04	Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

16.05	Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

16.06	Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

16.07	Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

16.08	Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

16.09	Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any Person not a party hereto.

62

16.10       Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.11       Federal Income Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Members.

16.12       Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Treasury Regulations thereunder, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Treasury Regulations, each Member shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Member’s address, (ii) United States taxpayer identification number, and (iii) that the Member is not a foreign person as that term is defined in the Code and Treasury Regulations. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Managers to withhold ten percent (10%) of each such Member’s distributive share of the amount realized by the Company on the disposition.

16.13       Notices. Any and all notices, offers, demands or elections required or permitted to be made under this Agreement (“Notices”) shall be in writing and shall be delivered either by personally delivering it by hand or Federal Express or similar commercial courier service to the person to whom Notice is directed, or by electronic mail, or by depositing it with the United States Postal Service, certified mail, return receipt requested, with adequate postage prepaid, addressed to the appropriate party (and marked to a particular individual’s attention). Notice shall be deemed given and effective (i) when hand-delivered if by personal delivery or Federal Express or similar commercial courier service, (ii) as of the date and time it is transmitted by electronic mail if there is a written or electronic record of the date, time and email address to which the Notice was sent, or (iii) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor (“Postal Service”) is making regular deliveries of mail on all of its regularly appointed week-day rounds in Dover, Delaware) following the day (as evidenced by proof of mailing) upon which such Notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service. Rejection or other refusal by the addressee to accept the Notice shall be deemed to be receipt of the Notice. In addition, the inability to deliver the Notice because of a change of address of the party of which no Notice was given to the other party as provided on Exhibit A hereof shall be deemed to be the receipt of the Notice sent. The addresses to which Notice is to be sent shall be those set forth below on Exhibit A or such other address as shall be designated in writing to Managers. Managers shall keep a list of all designated addresses and such list shall be available to any Member upon request thereof. Such addresses may be changed by designating the change of address to the Managers in writing.

16.14       Amendments. Any amendment to this Agreement shall be made in writing and signed by Members holding all of the Capital Percentages; provided, however, the Managers shall have the right upon any transfer of Membership Interests or admission of any new Member in accordance with the express terms herewith to unilaterally amend this Agreement without a writing signed by all Members to substitute Exhibit “A” attached hereto with an updated Exhibit “A” reflecting all of the current Members and their respective Capital Percentages.

63

16.15       Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any particular provision herein is construed to be in conflict with the provisions of the Act, the Act shall control and such invalid or unenforceable provisions shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

16.16       Captions. Titles and captions are inserted for convenience only and in no way define, limit, extend or describe the scope or intent of this Agreement or any of its provisions and in no way are to be construed to affect the meaning or construction of this Agreement or any of its provisions.

16.17       Banking. All funds of the Company shall be deposited in its name in an account or accounts as shall be designated from time to time by the Managers. All funds of the Company shall be used solely for the business of the Company. All withdrawals from the Company bank accounts shall be made only upon check signed by the Managers or by such other persons as the Managers may designate from time to time.

16.18       Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto agree that any suit brought to enforce this Agreement shall be venued only in any court of competent jurisdiction in the State of New York, Borough of Manhattan, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts and waives all objection to, the exclusive jurisdiction of the aforesaid courts in connection with any suit brought to enforce this Agreement, and irrevocably agrees to be bound by any judgment rendered thereby. Each of the parties hereto hereby agrees that service of process in any such proceeding may be made by giving notice to such party in the manner and at the place set forth in 16.13 herein. The parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any claim arising under this Agreement.

16.19       Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents or instruments necessary to effectuate the purposes of the Company and this Agreement or necessary to comply with any laws, rules or regulations.

16.20       Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS AND DISTRIBUTIONS SPECIFIED UNDER THIS AGREEMENT.

64

16.21       Investment Representations and Indemnity Agreement. In addition to the restrictions on transfer set forth above, each Member understands that Members must bear the economic risk of this investment for an indefinite period of time because the Membership Interests are not registered under the Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any state or other jurisdiction. Each Member has been advised that there is no public market for the Membership Interests and that the Membership Interests are not being registered under the 1933 Act upon the basis that the transactions involving its sale are exempt from such registration requirements and that reliance by the Company on such exemption is predicated in part on the Member’s representations set forth in this Agreement. Each Member acknowledges that no representations of any kind concerning the Project or the future intent or ability to offer or sell the Membership Interest in a public offering or otherwise have been made to the Member by the Company or any other Person or entity. Each Member understands that the Company makes no covenant, representation or warranty with respect to the registration of securities under the Securities Exchange Act of 1933, as amended, or its dissemination to the public of any current financial or other information concerning the Company. Accordingly, each Member acknowledges that there is no assurance that there will ever by any public market for the Membership Interests, and that the Member may not be able to publicly offer or sell any thereof. Furthermore, each Member (and his/her/its assignees and transferees) agrees to indemnify the other Members, the Managers, the Company and any director, officer, employee, affiliate or legal counsel of such parties, from any and all losses, damage, liability, claims and expenses incurred, suffered or sustained by any of them in any manner because of the falsity of any representation contained in this Section including, without limitation, liability for violation of the Securities Laws of the United States or of any state which violation would not have occurred had such representation been true.

16.22       No Partnership Interest for Non-Tax Purposes. The Members have formed the Company under the Act and expressly disavow any intention to form a partnership under Delaware’s Uniform Partnership Act, Delaware’s Uniform Limited Partnership Act, or the Partnership Act or laws of any other state. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representations shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

16.23       Entire Agreement. This Agreement, along with the Cost-Sharing Agreement, contains the entire understanding among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except for the Cost-Sharing Agreement, which shall survive in accordance with its terms.

[signatures on following pages]

65

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BR MEMBER:

BR LAKE BOONE JV MEMBER, LLC,
a Delaware limited liability company

By:	Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company, its Manager

	By:	BR SOIF II Manager, LLC, a Delaware limited liability company, its Manager

		By:	/s/ Jordan Ruddy
		Name:	Jordan Ruddy
		Title:	Authorized Signatory

66

TRIBRIDGE MEMBER:

TRIBRIDGE CO-INVEST 29, LLC,
a Georgia limited liability company

By:	TriBridge Investments II, LLC,
a Georgia limited liability company,
its Managing Member

	By:	TBR 2015, LLC,
a Georgia limited liability company, its Managing Member

		By:	/s/ Robert H. West
		Title:	Manager

67

BR REIT Indemnitor Joinder

The undersigned, Bluerock Residential Holdings, L.P., a Delaware limited partnership, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby duly executes with proper authority and joins in the execution of this Agreement, and agrees to be bound by the obligations of the undersigned set forth in Section 5.09 and Section 5.15 of this Agreement.

The undersigned is an Affiliate of the BR Member, will derive substantial benefits from the transactions described in the Agreement and acknowledges that the execution of this Joinder is a material inducement and condition to the TriBridge Member's execution of the Agreement. The undersigned represents and warrants that it has the legal right, power, authority and capacity to execute this Joinder, that such execution does not violate the organizational documents of, or any other agreement or instrument by which the undersigned is bound, and that this Joinder is binding and enforceable against the undersigned.

BLUEROCK RESIDENTIAL HOLDINGS, L.P.,

a Delaware limited partnership

By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation, its general partner

	By:	/s/ Michael Konig
	Name:	Michael Konig
	Title:	Authorized Signatory

68

TRIBRIDGE RESIDENTIAL Indemnitor Joinder

The undersigned, TriBridge Residential, LLC, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby duly executes with proper authority and joins in the execution of this Agreement, and agrees to be bound by the obligations of the undersigned set forth in Section 5.09 of this Agreement.

The undersigned is an Affiliate of the TriBridge Member, will derive substantial benefits from the transactions described in the Agreement and acknowledges that the execution of this Joinder is a material inducement and condition to the BR Member's execution of the Agreement. The undersigned represents and warrants that it has the legal right, power, authority and capacity to execute this Joinder, that such execution does not violate the organizational documents of, or any other agreement or instrument by which the undersigned is bound, and that this Joinder is binding and enforceable against the undersigned.

TRIBRIDGE RESIDENTIAL, LLC,
a Georgia limited liability company

By:	/s/ Robert H. West
Name:	Robert H. West
Title:	Vice President

69

List of Exhibits:

Exhibit A	Information Regarding Members
Exhibit B	Property
Exhibit C	Estimated Budget
Exhibit D	Property Indebtedness

70

Exhibit A

INFORMATION REGARDING MEMBERS

Member Name and Address	Initial Capital Contribution		Capital Percentage

BR LAKE BOONE JV MEMBER, LLC c/o Bluerock Real Estate, LLC 712 Fifth Avenue, 9th Floor New York, NY 10019	$10,800.00	*	90.0%

TriBridge Co-Invest 29, LLC 1575 Northside Drive Building 100, Suite 200 Atlanta, GA 30318	$1,200,000	*	10.0%

Total	$12,000,000	*	100%

*To be updated after closing the acquisition of the Property under the Contribution Agreement and finalization of the Total Project Budget and the amount of the Construction Loan.

MANAGEMENT COMMITTEE:

TriBridge Member

1.  Steve Broome

2.  Bobby West

BR Member

1.  James Babb

2.  Michael Konig

71

Exhibit B

LEGAL DESCRIPTION OF PROPERTY

LOT 5

Beginning at the intersection of the common property line of Lot 2 and Lot 5 and the proposed western right of way of Landmark drive for the Point of Beginning; thence with said common property line North 90°00'00" West a distance of 206.82 feet to a point; thence South 42°51'56" West a distance of 53.07 feet to a point; thence South 42°51'56" West a distance of 11.70 feet to a point; thence South 90°00'00" West a distance of 167.04 feet to a point; thence North 90°00'00" West a distance of 148.75 feet to a point on the common property line of Rex Hospital, Inc.; thence with said common property line North 02°02'27" West a distance of 123.67 feet to a point; thence North 01°27'47" East a distance of 67.99 feet to a point; thence North 01°46'30" East a distance of 229.73 feet to a point; thence leaving said common line North 89°41'51" East a distance of 191.82 feet to a point; thence North 60°48'38" East a distance of 5.84 feet to a point; thence North 73°01'16" East a distance of 6.77 feet to a point; thence North 89°12'09" East a distance of 3.91 feet to a point; thence North 88°22'36" East a distance of 2.52 feet to a point; thence North 72°01'11" East a distance of 7.90 feet to a point; thence North 71°41'16" East a distance of 2.53 feet to a point; thence North 61°01'39" East a distance of 26.49 feet to a point; thence North 37°58'10" East a distance of 13.14 feet to a point; thence North 44°40'07" East a distance of 1.30 feet to a point; thence North 66°56'39" East a distance of 8.53 feet to a point; thence North 88°37'38" East a distance of 19.21 feet to a point; thence North 59°35'06" East a distance of 43.12 feet to a point; thence North 88°42'05" East a distance of 29.61 feet to a point; thence North 69°11'56" East a distance of 11.97 feet to a point; thence North 58°48'14" East a distance of 6.44 feet to a point; thence North 54°24'57" East a distance of 8.12 feet to a point; thence North 60°36'33" East a distance of 32.51 feet to a point; thence North 38°25'21" East a distance of 4.45 feet to a point; thence North 24°19'31" East a distance of 7.67 feet to a point; thence South 83°46'51" East a distance of 9.55 feet to a point; thence North 83°26'13" East a distance of 21.80 feet to a point; thence North 82°45'29" East a distance of 16.12 feet to a point; thence North 74°15'03" East a distance of 2.78 feet to a point; thence North 51°04'07" East a distance of 15.01 feet to a point; thence North 89°50'43" East a distance of 12.92 feet to a point; thence South 54°59'54" East a distance of 17.05 feet to a point; thence South 18°25'25" East a distance of 5.90 feet to a point; thence South 05°29'37" West a distance of 8.08 feet to a point; thence South 43°32'19" East a distance of 7.58 feet to a point; thence North 77°37'40" East a distance of 3.09 feet to a point; thence North 70°21'51" East a distance of 11.09 feet to a point; thence North 81°04'41" East a distance of 12.50 feet to a point; thence North 76°21'01" East a distance of 18.23 feet to a point; thence North 79°21'31" East a distance of 39.37 feet to a point; thence South 02°48'05" West a distance of 58.07 feet to a point; thence South 87°13'57" East a distance of 5.00 feet to a point on the proposed western right of way of Landmark Drive; thence with said proposed right of way South 02°46'03" West a distance of 416.99 feet to the Point of Beginning, containing 258,505 square feet or 5.93 acres.

LOT 6

Beginning at the intersection of the common property line of Lot 1 and Lot 6 and the proposed eastern right of way of Landmark Drive for the Point of Beginning; thence with said proposed right of way North 02°46'03" East a distance of 344.92 feet to a point; thence leaving said proposed right South 87°13'57" East a distance of 5.00 feet to a point; thence North 02°46'03" East a distance of 70.52 feet to a point; thence South 87°00'00" East a distance of 139.41 feet to a point on the common property line of Meredith Partners LLC.; thence with said common property line South 02°47'30" West a distance of 415.46 feet to a point on the common property line of Lot 1; thence with said common property line North 87°00'00" West a distance of 144.24 feet to the Point of Beginning, containing 59,607 square feet or 1.37 acres.

Exhibit C

ESTIMATED BUDGET

Land Closing Costs
Purchase Price	$5,469,200
Subtotal	$5,469,200

Soft Costs
Land Closing Costs	103,341
Project Feasibility Costs	120,700
Design Costs	1,076,750
Legal Costs	400,000
Real Estate Taxes	236,413
Insurance Costs	199,627
Financing Costs	317,353
Government Costs	1,135,000
Misc. Direct Costs	245,000
FF&E Costs	536,600
Interest Reserve	688,154
Operating Deficit Reserve	578,894
Development Fee	997,400
Development Contingency	1,196,229
Marketing Costs	150,000
Subtotal	$7,981,460

Hard Costs
GMAX	25,700,000
Utility Relocation	145,961
Hard Cost Contingency	771,000
Subtotal	$26,616,961

Total Uses	$40,067,621

Hard Cost Overrun Exceptions – GMP Schedule of Values

Lumber	$1,759,881
Steel	$395,441
Concrete	$147,670
Drywall	$432,331
Copper	Cannot be quantified at this time

Exhibit D

PROPERTY INDEBTEDNESS

Indebtedness in the amount of $4,269,200.00, which amount is secured by that certain Deed of Trust, Assignment and Security Agreement, dated December 20, 2012, by and among TBR Lake Boone Owner, LLC, a Georgia limited liability company, as Trustee under the TBR Lake Boone Trust Agreement, dated December 20, 2012, Chicago Title Insurance Company, as Trustee, and Atlantic Capital Bank, as beneficiary (the "Deed of Trust").

Schedule 5.15

Form of Property Management Agreement

[see attached]

Schedule 6.05(f)

Recourse Construction loan adjustments

As of the date of this Agreement, the Members have not yet selected a Construction Loan. The Members have agreed to source a Construction Loan in the manner set forth in Section 6.05 of this Agreement. Because the terms of the Construction Loan regarding repayment recourse are unknown as of the date of this Agreement, the Members have agreed to the following adjustments to (x) both distributions of Net Cash Flow and Capital Proceeds and (y) the Conversion Split, in order to reflect certain assumptions of repayment recourse by the BR Member, or its Affiliate, in the event the Construction Loan is a Recourse Construction Loan. Section 6.05(f) and this Schedule 6.05(f) are inapplicable with respect to the completion guaranty that is expected to be required for any such Construction Loan, which shall be solely the responsibility of the TriBridge Member or its Affiliate(s) to deliver.

To the extent the Construction Loan has a repayment Recourse Guaranty, then in such instance:

1. The TriBridge Member, or its Affiliate (each a "TBR Guarantor"), shall provide recourse support for the repayment Recourse Guaranty with regard to and be solely obligated for the first $3,000,000.00 of indebtedness of the Construction Loan guarantied under such repayment Recourse Guaranty ("Amount to be Guarantied"); and

2. if such Repayment Recourse Guaranty requires an Amount to be Guarantied in excess of $3,000,000.00, then the BR Member, or its Affiliate ("BR Guarantor"), shall provide recourse support for the repayment Recourse Guaranty with regard to the next $3,000,000.00 of Amount to be Guarantied; and

3. if such repayment Recourse Guaranty requires an Amount to be Guarantied in excess of $6,000,000.00 (any Construction Loan with a repayment Recourse Guaranty requiring an Amount to be Guarantied in excess of $6,000,000.00, a "Recourse Construction Loan"), then the BR Guarantor shall provide recourse support for the repayment Recourse Guaranty with regard to any Amount to be Guarantied in excess of $6,000,000.00 (an "Excess Recourse Guaranty").

4. Notwithstanding anything contained in this Agreement to the contrary, in the event the Construction Loan is a Recourse Construction Loan, the TriBridge Member at the time of execution of the Recourse Construction Loan shall have the right to cause the TBR Guarantor to provide recourse support (i.e. in lieu of the BR Guarantor) for the Excess Recourse Guaranty (i.e. for avoidance of doubt, that portion of any repayment Recourse Guaranty applicable to the Amount to be Guarantied in excess of $6,000,000.00), in which event: (i) the Adjustments (as hereinafter defined) shall not become effective, and Section 5 of this Schedule 6.05(f) shall be void ab initio, and (ii) the TriBridge Member shall have the same right to unilaterally cause a Refinancing of the Construction Loan as the BR Member enjoys pursuant to Section 6.05(d) of this Agreement (for the avoidance of doubt, each of the BR Member and the TriBridge Member shall have the unilateral right to cause a Refinancing under such (limited) circumstances and the BR Member shall, reciprocally, have all the same rights as the TriBridge Member had when the BR Member had the right under Section 6.05(d) to unilaterally cause Borrower to refinance the Construction Loan).

5. In the event the BR Guarantor has provided an Excess Recourse Guaranty, then the following adjustments (collectively, the "Adjustments") shall immediately become effective:

I. Section 9.01 and Section 9.02 of the Agreement shall be amended by deleting Section 9.01 and Section 9.02 in their entirety, and in lieu thereof, substituting the following in replacement thereof:

9.01 Distributions Generally. Distributions of Net Cash Flow and Capital Proceeds (other than from a Refinancing effectuated in connection with a Conversion which shall be addressed in accordance with Section 9.02 below) shall be distributed and applied by the Managers in the following order and priority:

(g)          First, pari passu to each Member based on its Priority Contribution Priority Return until paid in full, and then pari passu to each Member based on its Shortfall Funding Priority Return until paid in full;

(h)          Next, pari passu to each Member based on its Additional Capital Contribution Priority Return until paid in full;

(i)           Next, to the Members, pari passu, in accordance with their Capital Percentages, until such time as the Members have received an Internal Rate of Return of nine and one-half percent (9.5%) on all Initial Capital Contributions;

(j)           Next, on a pari passu basis, to each Member who funded a Mandatory Cost Overrun Funding Obligations the amount of such Mandatory Cost Overrun Funding Obligation, without any return thereof;

(k)          Next, eighty percent (80.0%) to the BR Member and twenty percent (20.0%) to the TriBridge Member, until such time as the BR Member has received an Internal Rate of Return on all Initial Capital Contributions of fifteen percent (15%); and

(l)           Next, seventy percent (70.0%) to the BR Member and thirty percent (30.0%) to the TriBridge Member, until such time as the BR Member has received an Internal Rate of Return on all Initial Capital Contributions of twenty percent (20%); and

(m)         Thereafter, fifty percent (50.0%) to BR Member and fifty percent (50.0%) to TriBridge Member.

9.02          Distributions of Capital Proceeds from a Refinancing in Connection with Conversion. Distributions of Capital Proceeds from a Refinancing effectuated in connection with a Conversion shall be distributed and applied by the Managers in the following order and priority:

(a)          First, pari passu to each Co-Tenant based on its Priority Contribution Priority Return until paid in full, and then pari passu to each Co-Tenant based on its Shortfall Funding Priority Return until paid in full;

(b)          Next, pari passu to each Co-Tenant based on its Additional Capital Contribution Priority Return until paid in full;

(c)         Next, eighty-five percent (85%) to the BR Co-Tenant and fifteen percent (15%) to the TriBridge Co-Tenant until a nine and one-half percent (9.5%) annualized return on the BR Co-Tenant’s Initial Capital Contribution has been paid in full;

(d)         Next, on a pari passu basis, to each Member who funded a Mandatory Cost Overrun Funding Obligations the amount of such Mandatory Cost Overrun Funding Obligation, without any return thereof;

(e)          Next, the remainder eighty-five percent (85%) to BR Co-Tenant and fifteen percent (15%) to the TriBridge Co-Tenant.

II. Section 6.05(d)(iii)(C)(2) shall be amended by deleting the phrase "75/25", and in lieu thereof, replacing it with the phrase "85/15".

III. Section 6.07 shall be amended by:

(a)           deleting all instances of the phrase "twenty-five percent (25%)", and in lieu thereof, substituting the phrase "fifteen percent (15%)"; and

(b)           deleting all instances of the phrase "seventy-five percent (75%)", and in lieu thereof, substituting the phrase "eighty-five percent (85%)".